UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MACQUARIE INFRASTRUCTURE COMPANY LLC

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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MACQUARIE INFRASTRUCTURE COMPANY LLC

April 18, 2011

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Thursday, June 2, 2011 at 11:00 A.M. (Eastern Time). We are pleased that this year’s Annual Meeting will be a completely “virtual meeting” of shareholders, that is, you may participate solely “by means of remote communication”. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MIC. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com.

The following pages contain the formal Notice of the Annual Meeting and our proxy statement. The proxy statement contains important information about the Annual Meeting, the proposals we will consider and how you can vote your LLC interests. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to promptly vote and submit your proxy by telephone or by Internet or by completing, signing, dating and returning the enclosed proxy card. This will help us ensure that your vote is represented at the Annual Meeting.

On behalf of the board of directors and management, I extend our appreciation for your participation and interest in Macquarie Infrastructure Company.

Sincerely,

John Roberts
Chairman of the Board of Directors

MACQUARIE INFRASTRUCTURE COMPANY LLC

April 18, 2011

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Thursday, June 2, 2011

Macquarie Infrastructure Company’s 2011 Annual Meeting of Shareholders will be held on Thursday, June 2, 2011 at 11:00 A.M. (Eastern Time). You can attend the Annual Meeting online, vote your shares electronically and submit questions during the Meeting, by visiting www.virtualshareholdermeeting.com/MIC. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. At the Annual Meeting, we will discuss, and you will vote on, the following proposals:

•	the election of independent directors to our board of directors to serve for a one-year term;
•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2011;
•	the approval, on an advisory basis, of executive compensation;
•	the approval, on an advisory basis, of future advisory votes on executive compensation EVERY YEAR; and
•	any other business as may properly brought before the meeting.

These matters are more fully described in the enclosed proxy statement. The board of directors recommends that you vote FOR the election of directors, the ratification of the independent auditors and the approval, on an advisory basis, of executive compensation and recommends that you vote for future advisory votes on executive compensation EVERY YEAR.

Only shareholders of record at the close of business on April 4, 2011 will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. Prior to the Annual Meeting, those shareholders will be able to vote at www.proxyvote.com. Each shareholder is entitled to one vote for each LLC interest held at that time.

The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices at 125 West 55th Street, New York, New York 10019, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/MIC when you enter your 12-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet;
•	Phone; or
•	Mail.

We encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on June 2, 2011

The proxy statement and our 2010 annual report are available on our web site at
www.macquarie.com/mic under “Investor Center/Reports and Presentations”

Sincerely,

Michael Kernan
General Counsel and Secretary

MACQUARIE INFRASTRUCTURE COMPANY LLC

i

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

Except where the context indicates otherwise, “Macquarie Infrastructure Company,” “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC, or the Company. References to “shareholders” refer to holders of limited liability company interests, or LLC interests, of Macquarie Infrastructure Company LLC.

“Macquarie Group” or “Macquarie” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited (MGL) and its worldwide subsidiaries and affiliates, including our Manager, Macquarie Infrastructure Management (USA) Inc.

ii

MACQUARIE INFRASTRUCTURE COMPANY LLC
125 West 55th Street
New York, New York 10019
PROXY STATEMENT
For Annual Meeting of Shareholders on June 2, 2011

VOTING INSTRUCTION AND INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Macquarie Infrastructure Company LLC, a Delaware limited liability company, for the Annual Meeting of Shareholders of Macquarie Infrastructure Company LLC to be held on Thursday, June 2, 2011 at 11:00 A.M. (Eastern Time). You can attend the Annual Meeting online, vote your shares electronically and submit questions during the Meeting, by visiting www.virtualshareholdermeeting.com/MIC and for any subsequent adjournments or postponements of the 2011 Annual Meeting of Shareholders. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. The notice of Annual Meeting, proxy statement and proxy are first being distributed to shareholders on or about April 22, 2011.

Purpose of Meeting

As described in more detail in this proxy statement, shareholders will vote on the following proposals at the Annual Meeting:

•	the election of independent directors to our board of directors to serve for a one-year term that expires at our 2012 Annual Meeting (Proposal 1);
•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2011 (Proposal 2);
•	the approval, on an advisory basis, of executive compensation (Proposal 3);
•	the approval, on an advisory basis, of future advisory votes on executive compensation EVERY YEAR (Proposal 4); and
•	any other business as may properly brought before the meeting.

Internet and Electronic Availability of Proxy Materials

As permitted by the Securities and Exchange Commission, or the SEC, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to shareholders who hold LLC interests in “street name” through a bank, broker or other holder of record. The Notice also provides instructions on how to access your proxy card to be able to vote through the Internet or by telephone. All such shareholders will have the ability to access this proxy statement and our 2010 annual report on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

We are either mailing or providing notice and electronic delivery of the proxy solicitation materials and our 2010 annual report at https://materials.proxyvote.com/55608B on or around April 22, 2011 to all shareholders entitled to vote at the annual meeting. Prior to the Annual Meeting, shareholders will be able to vote, as well as access these documents, at www.proxyvote.com. At the Annual Meeting, shareholders will be able to attend, vote, access these documents and submit questions, by visiting www.virtualshareholdermeeting.com/MIC.

Any beneficial owner may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you hold your LLC interests through a bank, broker or another financial institution, refer to the information provided by that entity for instructions on how to elect this option. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

Procedure for Attending and Voting at the Annual Meeting

The Company will be hosting the Annual Meeting live via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•	any shareholder can attend the Annual Meeting live via the Internet at www.macquarie.com/mic under “Investor Center/Reports and Presentations;
•	webcast starts at 11:00 A.M. (Eastern Time), but access to the Annual Meeting will be available 15 minutes prior to such time and we encourage you to login during that period;
•	shareholders may vote and submit questions while attending the Annual Meeting on the Internet;
•	please have your 12-Digit Control Number to enter the Annual Meeting;
•	instructions on how to attend and participate via the Internet, including how to demonstrate proof of LLC interest ownership, are posted at www.virtualshareholdermeeting.com/MIC; and
•	webcast replay of the Annual Meeting will be available until December 31, 2011 at www.macquarie.com/mic under “Investor Center/Reports and Presentations”.

Voting by Proxy

In addition to voting on the Internet, as described above, shareholders of record and beneficial owners who hold LLC interests in “street name,” can vote by proxy in any of the following ways:

•	By Telephone. The number for telephone voting can be found on the enclosed proxy card. Telephone voting is available 24 hours a day.
•	By Mail. Complete, sign, date and return the proxy card supplied by your broker, bank or other financial institution through which you hold your LLC interests.

WE MUST RECEIVE YOUR PROXY BY NO LATER THAN 11:59 P.M. (EDT) ON JUNE 1, 2011. IF WE DO NOT RECEIVE YOUR PROXY BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting by Internet or telephone should understand that, while neither we nor any third party proxy services provider charge fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Your proxy will be voted as you direct in your proxy. Proxies returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted in accordance with the recommendations of our board. Our board recommends:

•	a vote FOR each of the three nominees for independent director to serve for a one-year term that expires at our 2012 Annual Meeting (Proposal 1);
•	a vote FOR the ratification of the selection of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2011 (Proposal 2);
•	a vote FOR the proposal to approve, on an advisory basis, executive compensation (Proposal 3); and
•	a vote FOR the proposal to approve, on an advisory basis, future advisory votes on executive compensation EVERY YEAR (Proposal 4).

If any other matter properly comes before the Annual Meeting, your proxies will vote on that matter in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual Meeting by:

•	subsequently executing and mailing a new proxy card that is received on a later date and no later than the deadline specified on the proxy card;
•	if you are a beneficial owner, subsequently submitting a new proxy by Internet or telephone that is received by the deadline specified on the proxy card;
•	giving written notice of revocation to the attention of Michael Kernan, General Counsel and Secretary, Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, that is received no later than 11:59 P.M. (EDT) on June 1, 2011; or
•	voting on the Internet at our Annual Meeting.

If you need an additional proxy card and are a record holder, contact Michael Kernan, our General Counsel, at 212-231-1849; if you are a beneficial owner, contact your bank, broker or other financial institution through which you hold your LLC interests.

Approval of Proposals and Solicitation

Each shareholder who owned LLC interests on April 4, 2011, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each LLC interest. On April 4, 2011, we had 45,851,527 LLC interests issued and outstanding that we believe were held by 70 holders of record representing approximately 19,000 beneficial holders.

Quorum

Under the third amended and restated operating agreement of the Company, which we refer to as the LLC agreement, the shareholders attending in person or by proxy holding a majority of the outstanding LLC interests entitled to vote shall constitute a quorum at a meeting of shareholders of Macquarie Infrastructure Company LLC. Holders of LLC interests are the only shareholders entitled to vote at the Annual Meeting. LLC interests represented by proxies that are marked “abstain” or that are represented by broker non-votes will be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding LLC interests for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Proposal 2 described in this proxy is a “discretionary” item. Proposals 1, 3 and 4 described in this proxy statement are “non-discretionary” items.

If the persons attending or represented by proxies at the Annual Meeting do not constitute a majority of the holders of outstanding LLC interests entitled to vote as of the record date, we will postpone the Annual Meeting to a later date.

Approval of Proposals

Election of Directors.  For the election of directors (Proposal 1), the affirmative vote of at least a plurality of the votes cast on such proposal is required. The LLC agreement provides that shareholders are entitled, at the annual meeting of shareholders of the Company, to vote for the election of all of the directors other than the director, and alternate therefore, appointed by our Manager. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. An abstention will not be counted as a vote cast. A broker non-vote would also not be counted as a vote cast.

Ratification of the Appointment of the Independent Auditor.  For the ratification of the independent auditor (Proposal 2), the affirmative vote of at least a majority of the votes cast on such proposal is required. You may vote FOR or AGAINST or you may ABSTAIN from the ratification of the independent auditor. An abstention will not be counted as a vote cast. A broker non-vote would also not be counted as a vote cast.

Approval, on an Advisory Basis, of Executive Compensation.  For the approval, on an advisory basis, of executive compensation (Proposal 3), the affirmative vote of at least a majority of the votes cast on such proposal is required. You may vote FOR or AGAINST or you may ABSTAIN from the advisory vote on executive compensation. An abstention will not be counted as a vote cast. A broker non-vote would also not be counted as a vote cast.

Approval, on an Advisory Basis, of Future Advisory Votes on Executive Compensation EVERY YEAR.  You may vote for EVERY YEAR, EVERY 2 YEARS or EVERY 3 YEARS or you may ABSTAIN from the advisory vote on frequency of future advisory votes on executive compensation. An abstention will not be counted as a vote cast. A broker non-vote would also not be counted as a vote cast. The option of every year, every two years or every three years that receives the highest number of votes cast will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

Other Matters.  Any other proposal that properly comes before the Annual Meeting must be approved by the affirmative vote of at least a majority of the votes cast.

All votes will be tabulated by Broadridge Financial Services, the proxy tabulator and inspector of election appointed for the Annual Meeting. Broadridge Financial Services will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Ensuring Your Vote Counts

Under rules of the New York Stock Exchange, or NYSE, if you are a beneficial owner and hold your LLC interests in “street name,” you must give your bank, broker or other holder of record specific voting instructions for your LLC interests by the deadline provided in order to ensure your LLC interests are voted in the way you would like.

If you do not provide voting instructions to your bank, broker or other holder of record, whether your LLC interests can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items.  Proposal 1, the election of directors, Proposal 3, the approval, on an advisory basis, of executive compensation, and Proposal 4, the approval, on an advisory basis, of future advisory votes on executive compensation EVERY YEAR are a “non-discretionary items” and may not be voted on by brokers, banks or other holders of record who have not received specific voting instructions from beneficial owners. If you do not provide specific voting instructions, your LLC interests will be recorded as a broker non-vote and will not be counted as a vote cast.

Discretionary Items.  Proposal 2, the ratification of the appointment of the independent auditor, is a “discretionary item” and brokers, banks or other holders of record can vote your LLC interests on the ratification of the independent auditor in their discretion unless they receive specific voting instructions from you.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. In addition to the solicitation of proxies by mail, solicitation may be made by certain employees of the Macquarie Group by telephone, telecopier or other means. These employees will receive no additional compensation for such solicitation. The Company will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of the NYSE.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of LLC interests, the broker, bank or other financial institution through which you hold your LLC interests may only deliver one copy of this proxy statement and our 2010 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, to a shareholder at a shared address to which a single copy of the documents was delivered a copy of this proxy statement and our 2010 annual report. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to

Macquarie Infrastructure Company LLC, Attn: Investor Relations 125 West 55th Street, New York, NY 10019, or by calling 212-231-1825. If you are a beneficial owner and would like to receive a separate copy of this proxy statement and our 2010 annual report, please contact the broker, bank or other financial institution through which you hold your LLC interests. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will also need to contact their broker, bank or other financial institution to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

PROPOSAL 1:
ELECTION OF INDEPENDENT DIRECTORS

Election of Directors

Three independent directors will be elected at this Annual Meeting and will serve a term that expires at our 2012 Annual Meeting. Each of Messrs. Brown, Carmany and Webb has been nominated for re-election.

The following biographies highlight the qualifications and experience of our directors and our alternate chairman, and support the nomination and governance committee’s determination that these individuals are particularly qualified to serve on our board. The three independent nominees for election at the Annual Meeting are listed first.

Norman H. Brown, Jr. has served as a director of the Company since December 2004. He currently serves as a Member and Senior Managing Director of Brock Capital Group LLC, which provides investment banking services for early stage and middle market companies, a position he has held since December 2003. Mr. Brown’s previous experience comprises over 30 years of experience in the investment banking business. During 2002 and 2003, Mr. Brown attended to private investments. From December 2000 to December 2001, he was Managing Director and Senior Advisor for Credit Suisse First Boston in the Global Industrial & Services Group with new business development responsibility for Latin America. During Mr. Brown’s 15 years at Donaldson, Lufkin & Jenrette Securities Corporation, from June 1985 to December 2000, he was a member of the Mergers & Acquisitions Group, established and headed the Restructuring Group, and headed the Global Metals & Mining Group. Until December 2009, Mr. Brown was the lead independent director for W.P. Stewart & Co. Growth Fund, Inc.

Mr. Brown brings in-depth knowledge of financial markets and broad leadership experience to our board of directors, through his long tenure in the financial industry. His prior work and expertise in mergers and acquisitions and debt restructurings has allowed him to provide valuable advice on our past acquisitions and our recent efforts to strengthen our balance sheet. Mr. Brown’s experience as an independent director and lead director for other companies provides him with unique insight on corporate governance matters, which he has shared with the Company.

George W. Carmany, III has served as a director of the Company since December 2004. Since 1995, he has served as President of G.W. Carmany and Co., Inc., which advises developing companies in the life sciences and financial services industries. Mr. Carmany is a Senior Advisor to EnGeneIC Pty Ltd., Brown Brothers Harriman & Co, and Essex Woodlands. In 2010, he retired as a Director of SunLife Financial, Inc. From 1999 to 2001, he served as Chairman and Chief Executive of Helicon Therapeutics and continued to serve as Chairman of Helicon Therapeutics through August 2005. From 1996 to 1997, he also served as Chairman of the New England Medical Center Hospitals. Mr. Carmany’s previous experience includes over 20 years at the American Express Company, where he held senior positions in its international banking, corporate and asset management divisions and nine years at Bankers Trust Company.

Mr. Carmany is an experienced executive, and he adds an important dimension to our board’s expertise through his considerable financial literacy and his work in advising developing companies. Mr. Carmany’s experience and background allows him to provide oversight and advice on financial reporting and accounting matters. As an advisor to developing companies, Mr. Carmany encounters and advises on a range of business, legal, risk management and financial issues. This experience has been valuable as our board has worked with our management team to address issues and manage risks arising out of the financial crisis and the economic recession.

William H. Webb has served as a director of the Company since December 2004. He served as a member of the board of directors of Pernod Ricard S.A. from May 2003 until November 2009. Mr. Webb’s previous experience includes over 35 years in managing businesses of the Philip Morris group (now comprising Altria Group, Inc., Philip Morris International Inc. and Kraft Foods Inc. following the spin-off of Kraft Foods and Philip Morris International from the Altria Group) around the world. Mr. Webb was Chief Operating Officer for Philip Morris Companies Inc. in New York between May 1997 and August 2002. He also served as Vice Chairman of the board of directors of Philip Morris from August 2001 to August 2002. Mr. Webb has been a consultant to the Altria Group since his retirement from Philip Morris in August 2002, until October 2005.

Mr. Webb’s experience in senior management and on the board of large public companies allows him to participate meaningfully in overseeing our Manager’s activities and in providing useful advice to our management team. His role as a director of other public companies allows him to inform our board as to corporate governance issues and trends and to act as an effective lead independent director for the Company. Mr. Webb uses his management experience to help our board and management fashion our business strategy, identify risks and oversee risk management and address key challenges, such as those the Company faced due to the economic downturn and tightening of credit markets.

John Roberts has been a director of the Company since April 2004 and the chairman of the board of directors since December 2004. Mr. Roberts joined Macquarie in 1991 and is based in Sydney, Australia. He is Executive Chairman of the Macquarie Funds Group which has US$300 billion of capital under management and includes the activity of the Macquarie Infrastructure and Real Assets division (“MIRA”). For each fund managed by MIRA, Mr. Roberts serves on either the Investment Committee or the Board of Directors to provide oversight and strategic direction to individual fund management executive teams. Previous roles within Macquarie include Head of Europe, Joint Head of Macquarie Capital Advisers and Global Head of Macquarie Capital Funds.

Mr. Roberts brings valuable business, strategic and operational expertise to our board of directors through his years of leadership within the Macquarie Group. As a result of his significant experience with managing infrastructure businesses and infrastructure funds, he is able to advise our board on industry trends and developments, identify business opportunities and risks and to actively participate in crafting our business strategy. As a highly regarded and well-known leader within the industry, Mr. Roberts’ service on our board enhances the reputation of the Company.

Martin Stanley has served as alternate chairman of the Company since April 2011. Mr. Stanley is Global Head of the Macquarie Infrastructure and Real Assets division, which manages a significant global portfolio invested in sectors including Airports, Roads, Rail, Utilities, Renewable Energy, Telecommunications, Industrials, Property and Media. These assets are owned through a variety of listed and unlisted funds and co-investment vehicles. He joined Macquarie in July 2004 to assist with fund raising for Macquarie’s first European Infrastructure Fund (MEIF) and to direct the acquisition and management of that fund’s infrastructure assets. He subsequently became Chief Executive Officer of MEIF and its two follow-on funds. Together, the three MEIF funds have combined equity under management of more than €7 billion. Mr. Stanley was integral to the development of Macquarie’s European infrastructure portfolio, including overseeing landmark investments such as the British gas distribution business, Wales & West Utilities Ltd; renewable energy operator, Energy Power Resources; the UK’s largest water company, Thames Water; French toll road operator, APRR; media transmission network, National Grid Wireless; the emergency service communication network, Airwave; and German metering business, Techem AG. Prior to joining Macquarie, Mr. Stanley was a director at TXU Europe Group Plc, the energy services company whose operations included the generation, supply and trading of electricity and gas. Mr. Stanley has more than 20 years experience in the utility sector having started his career in 1986 with Manweb Plc, the regulated asset owner and license holder for the power distribution network covering Merseyside, Cheshire and North Wales.

Mr. Stanley brings extensive knowledge of the infrastructure industry and its regulatory environment from his tenure in various leadership positions within the Macquarie Group. His understanding of the Group’s international operations and new business development makes him well-placed to provide strategic direction and industry insight to the Company. Mr. Stanley’s service on the investment committees of Macquarie Group managed vehicles affords him insight as to the valuation of infrastructure assets, their operations and key drivers in evaluating potential transactions.

Recommendation of the Board

Our board recommends that you vote FOR the election of each of Messrs. Brown, Carmany and Webb to our board as directors for a term ending at our 2012 Annual Meeting. An affirmative vote of at least a plurality of the votes cast on Proposal 1 is required to elect Messrs. Brown, Carmany and Webb.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

Our board has recommended and asks that you ratify the selection of KPMG LLP as our independent auditor for the Company for the fiscal year ending December 31, 2011. You would be so acting based on the recommendation of our audit committee.

KPMG LLP was engaged by us following our initial public offering in December 2004 to audit our annual financial statements for the 2004 fiscal year and was appointed by our audit committee and ratified by shareholders to audit our annual financial statements for each subsequent fiscal year. Based on its past performance during these audits, the audit committee of the board has selected KPMG LLP as our independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2011. KPMG LLP is a registered public accounting firm.

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of KPMG LLP. If you do not ratify the selection of KPMG LLP, our board will reconsider its selection of KPMG LLP and may, but is not required to, make a new proposal for an independent auditor.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees

The chart below sets forth the total amount paid or payable by us to KPMG LLP in connection with the audit of our consolidated financial statements for the years indicated below and the total amounts billed to us by KPMG LLP for other services performed in those years, breaking down these amounts by category of service:

	2010	2009
Audit Fees(1)	$2,319,000	$2,545,500
Audit-Related Fees(2)	171,730	155,000
Total	$2,490,730	$2,700,500

(1)	“Audit Fees” are fees paid to KPMG LLP for professional services for the audit of our consolidated financial statements included in our annual reports on Form 10-K and the audit of our internal control over financial reporting, as well as the review of financial statements included in our quarterly reports on Form 10-Q. The amount for 2010 and 2009 includes fees related to the audit and review of District Energy, of which we own a 50.01% controlling interest. Audit fees incurred by District Energy will continue to be included in our consolidated results.
(2)	“Audit-Related Fees” are fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including in connection with attestation reports on fees paid to our Manager and in connection with our operating businesses and the audit of our 401(k) Plan. The amounts do not include fees related to the audit of IMTT, our 50% equity investment. Audit-related fees for IMTT were $350,000 in 2009 and are expected to be approximately $355,000 for 2010.

Pre-Approval Policies and Procedures

The audit committee has established policies and procedures for its appraisal and approval of audit and non-audit services. The audit committee has the sole authority to pre-approve any audit and non-audit services to be provided by any registered public accounting firm. The audit committee has delegated to the chairman of the committee the authority to approve additional audit and non-audit service of KMPG LLP and any additional accounting firms. The delegation is limited to an aggregate of $50,000 in fees at any one time outstanding and not ratified by the audit committee, and confirmation of compliance with independence standards. The audit committee or its chairman has pre-approved all of the services provided by KPMG LLP since its engagement. All other audit-related, tax and other engagements may be approved by the audit committee prospectively.

In making its recommendation to ratify the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2011, the audit committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has determined that such services do not interfere with KPMG LLP’s independence.

Recommendation of the Board

Our board recommends that, based on the recommendation of the audit committee, you vote FOR the ratification of the selection of KPMG LLP to serve as the independent auditor for the Company for the fiscal year ending December 31, 2011.

PROPOSAL 3:
APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

General

Our board has recommended and asks that you approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K on pages 22 – 36 of this proxy statement, which includes the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements.

As described in detail under the headings “Compensation Discussion and Analysis — General” and “Compensation Discussion and Analysis — Objectives of Macquarie’s Compensation Program,” the Company has a management services agreement with our Manager, a member of the Macquarie Group. Our Manager is responsible for the conduct of our Company’s day-to-day business and affairs and is entitled to receive base and potentially performance fees for the provision of its services. The Macquarie employees who serve as our named executive officers have been seconded to us by our Manager on a permanent, wholly dedicated basis, and we do not pay any compensation to them. Under our management services agreement, the services performed for the Company by our Manager are provided at our Manager’s expense, including all of the compensation of our named executive officers. The elements of the compensation program for our named executive officers derive from the general program established for employees of Macquarie. Macquarie’s approach is designed to drive shareholder returns over the short and long term, both for Macquarie shareholders as well as for shareholders of the entities managed by Macquarie, such as holders of our LLC interests. Macquarie’s compensation program endeavors to drive shareholder returns while managing risk in a prudent fashion by focusing on two main objectives: aligning the interests of staff and shareholders and attracting and retaining high quality staff.

We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 22 – 36 of this proxy statement, which includes the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers.

The following resolution is submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and the compensation tables and related narrative discussion set forth in such proxy statement.”

This vote is advisory and, therefore is not binding on our Company. However, our Company values the opinions of our shareholders and will carefully consider, and will inform our Manager of, the outcome of this vote.

Recommendation of the Board

Our board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4:
APPROVAL, ON AN ADVISORY BASIS, OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR

General

Our board has recommended and asks that you approve, on an advisory basis, future advisory votes on executive compensation EVERY YEAR.

The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The advisory vote by the shareholders on frequency is distinct from the advisory vote on the compensation of our named executive officers (Proposal 3). This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our shareholders and, in this regard, we are soliciting your advice on whether the compensation of our named executive officers be submitted to shareholders for an advisory vote every year, every two years, or every three years. You may vote for one of these three alternatives or you may abstain from making a choice.

After careful consideration of this Proposal, our board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board recommends that you vote for future advisory votes on executive compensation EVERY YEAR.

In formulating its recommendation, our board considered that named executive officer compensation is evaluated, adjusted and approved on an annual basis. Our board believes that having an annual advisory vote on executive compensation will allow our shareholders to provide their direct input on the compensation philosophy, policies and practices that govern the compensation of our named executive officers, as disclosed in the proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters.

The following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, that a non-binding advisory shareholder vote to approve the compensation of the Company’s named executive officers shall occur:

•	EVERY YEAR;
•	EVERY TWO YEARS; or
•	EVERY THREE YEARS.”

The option of EVERY YEAR, EVERY 2 YEARS or EVERY 3 YEARS that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on executive compensation that has been selected by shareholders. You may also choose to abstain.

This vote is advisory and, therefore, is not binding on our Company. However, our Company values the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of the shareholder vote on executive compensation.

Recommendation of the Board

Our board recommends that you vote for future advisory votes on executive compensation EVERY YEAR.

GOVERNANCE INFORMATION

Our board of directors, which we sometimes refer to as our board, is responsible for managing and directing the business and affairs of our Company. Our board of directors is responsible for establishing broad objectives and the general course of the business, determining basic policies, appraising the adequacy of our overall results, and generally representing and furthering the interests of our shareholders.

Board Leadership Structure

Our current board leadership structure is comprised of a chairman and an alternate chairman, each of whom is not a member of management but is appointed by our Manager, and three independent directors who satisfy NYSE independence standards, one of whom serves as our lead independent director. We believe that this leadership structure is appropriate at this time given our externally-managed corporate structure and the benefits that this structure provides to our shareholders by combining our Manager’s knowledge of infrastructure businesses with independent oversight of our Manager’s activities.

Our board’s chairman and alternate chairman are appointed by our Manager pursuant to the management services agreement. Our board’s chairman presides over meetings of the board of directors and meetings of shareholders, prepares the agenda for meetings of our board of directors with input from our other directors and performs such other duties as may be assigned by our board of directors. Our alternate chairman fulfills the duties of our chairman if he is absent. Because our chairman and alternate chairman are appointed by our Manager, but are not members of our management team, they are able to draw upon their extensive knowledge of infrastructure businesses and provide a strategic perspective on our business activities.

The remainder of our board of directors is elected by shareholders and consists of independent directors who satisfy NYSE independence standards. These directors have served on our board since our initial public offering and have helped guide our Company as it has grown and faced challenges. These directors are familiar with the complexities of our business and its unique attributes. Additionally, our independent directors are skilled and experienced leaders with significant and varied life and business experience outside of our Company. These experiences provide them with the background, skills and experience to actively oversee how our Manager is running our business, to advise on complex issues and to challenge assumptions, which they have done since our initial public offering. The oversight function provided by our independent directors is enhanced because all of our board committees consist solely of and are chaired by independent directors.

In accordance with our corporate governance guidelines, we have selected a lead independent director. Currently, William Webb serves in this position. Our lead independent director presides at executive sessions of our independent directors, which occur at least quarterly and more often as our independent directors deem appropriate.

Our Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our Company’s risk management. It discharges this responsibility directly and through its committees.

Our board of directors and its committees regularly review material enterprise, strategic, operational, legal and compliance risks with senior management of the Company and our Manager. Our board of directors is responsible for endorsing the Company’s risk management framework including key policies and procedures and approval of any changes to the framework or any key risk policies and procedures; monitoring compliance with the risk management framework and delegating authority to management, where appropriate. On a regular basis, the board is presented with risk and compliance reports from management and compliance personnel directly responsible for the identification, evaluation and monitoring of risks within the business.

As part of the monitoring process, the board or the appropriate committee is provided with the following information at scheduled board meetings: any proposed changes to the risk management framework, key policies and procedures or reporting arrangement for its approval; reports on exposures, non-compliance with key policies and general effectiveness of risk management system, as appropriate; results of independent reviews or audits of the control environment; and the relevant management information.

Our board of directors has delegated responsibility for the oversight of certain specific risks to board committees as follows:

Audit Committee:  The audit committee is responsible for an annual review of our Company’s policies with respect to risk assessment and risk management. The audit committee has primary responsibility for overseeing risk policies and processes relating to the financial statements and financial reporting, as well as overseeing management of our legal and regulatory risks and our compliance with applicable laws and regulations. Our audit committee is primarily responsible for assessing the adequacy our internal control framework including accounting and operational risk management controls based on information provided or obtained from management. Our audit committee is responsible for reviewing and monitoring our code of ethics and conduct to guard against significant conflicts of interest and dishonest, unethical or illegal activities. The audit committee periodically reviews the performance of the Company’s accounting and financial personnel and reviews material litigation and regulatory proceedings and other matters relating to potentially significant corporate liability with the Company’s general counsel.

While our board oversees risk management, the Company’s management is responsible for managing risk.

Board Composition and Independence

Our board of directors consists of four directors, three of whom are elected by shareholders of the Company. The remaining director, our chairman, currently John Roberts, is appointed by our Manager under the terms of our management services agreement. Martin Stanley was appointed as an alternate chairman by our Manager under the terms of the management services agreement in April 2011. The three directors elected by shareholders are elected for a one-year term. Norman H. Brown, Jr., George W. Carmany, III and William H. Webb were previously elected as directors by our shareholders at our 2010 Annual Meeting. Their terms expire at this Annual Meeting. The board is composed of a majority of independent directors. In accordance with the listing standards of the NYSE, to be considered independent, the board must affirmatively determine that a director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and that the director meets other NYSE independence standards. Mr. Webb maintains a private banking relationship with Macquarie Bank Limited, or MBL, an affiliate of our Manager, in an amount that is immaterial to MBL. The board has determined that this relationship is immaterial to a determination of director independence. As a result, the board has determined that Messrs. Brown, Carmany and Webb are independent under NYSE standards and Mr. Roberts and Mr. Stanley, as Mr. Roberts’ alternate, are not independent under the NYSE standards.

Certain Information Regarding Our Directors and Executive Officers

The name and age of each director, including the alternate chairman, and each executive officer and the positions held by each of them as of March 31, 2011 are as follows:

Director	Age	Serving as Officer, Director or Alternate Since	Position
John Roberts	52	April 2004	Chairman/Director
Norman H. Brown, Jr.	64	December 2004	Director
George W. Carmany, III	71	December 2004	Director
William H. Webb	71	December 2004	Director
Martin Stanley	47	April 2011	Alternate Chairman
James Hooke	40	May 2009	Chief Executive Officer
Todd Weintraub	47	November 2008	Chief Financial Officer

Executive Officers

James Hooke was appointed chief executive officer of the Company in May 2009. Mr. Hooke is seconded to the Company as chief executive officer by our Manager under the terms of our management services agreement. He joined the Macquarie Group in 2007 and was a division director in the Macquarie Infrastructure and Real Assets division (formerly known as Macquarie Capital Funds) of the Macquarie Group. Effective July1, 2010, Mr. Hooke was promoted to executive director.

Prior to Mr. Hooke’s role as chief executive officer of the Company, he was responsible for corporate development and management of a portfolio company investment for Macquarie Infrastructure Partners Inc., the manager of two unlisted infrastructure funds responsible for investing and managing approximately $5.5 billion of investor commitments across a range of North American infrastructure businesses. Mr. Hooke was also responsible for the management of several portfolio company investments for other Macquarie affiliates and clients. Prior to joining Macquarie and since 2001, Mr. Hooke served in various senior management positions with Fairfax Media Limited, the largest newspaper publisher in Australia and New Zealand. As Managing Director, NSW, Mr. Hooke was responsible for printing and publishing 30 newspapers, including The Sydney Morning Herald.

Todd Weintraub was appointed chief financial officer of the Company in November 2008. He joined the Macquarie Group in May 2005 acting as Vice President of Finance for the Company, reporting to the chief financial officer. Effective July1, 2010, Mr. Weintraub was promoted to division director of Macquarie Corporate Affairs Group.

Prior to Mr. Weintraub’s role as chief financial officer of the Company, he has also served as the Company’s principal accounting officer since September of 2006. Before joining Macquarie, he was the Director of Accounting at Pathmark Foods from February 2004 to May 2005 and from January 2000 to December 2002 was the Chief Financial Officer of United Natural Foods, Inc.

Board Meetings and Committees

Our board met thirteen times in total in 2010. All directors attended at least 91% of the combined board and committee meetings on which they served in 2010. In addition, it is the policy of our board that our directors are expected to use reasonable efforts to attend the Annual Meeting of Shareholders. All of our directors attended our 2010 Annual Meeting.

The LLC agreement gives our board the authority to delegate its powers to committees appointed by the board. All of our committees are composed solely of independent directors. Our committees are required to conduct meetings and take action in accordance with the directions of the board, the provisions of our LLC agreement and the terms of the respective committee charters. We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Our audit committee charter and nominating and corporate governance committee charter, were amended on April 13, 2010. Copies of all committee charters, are available on our website at www.macquarie.com/mic under “Investor Center/Governance,” and in print from us without charge upon request by writing to Investor Relations at our principal executive offices at 125 West 55th Street, New York, New York 10019. The information on our website is not, and shall not be deemed to be, incorporated by reference into this proxy statement or incorporated into any other filings that the Company makes with the SEC.

Audit Committee.  The audit committee is comprised entirely of independent directors who meet the independence requirements of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, or the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The audit committee is responsible for, among other things:

•	retaining and overseeing our independent accountants;
•	assisting the Company’s board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;
•	reviewing and approving the plan and scope of the internal and external audit;
•	pre-approving any audit and non-audit services provided by our independent auditors;
•	approving the fees to be paid to our independent auditors;
•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;
•	preparing the audit committee report to be filed with the SEC;

•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter;
•	overseeing compliance with our code of ethics and conduct by our officers and directors; and
•	serving as a qualified legal compliance committee.

Messrs. Brown, Carmany and Webb serve on our audit committee, and the board has determined that both Mr. Brown and Mr. Carmany qualify as audit committee financial experts as defined by the SEC. The audit committee met nine times during 2010.

Compensation Committee.  The compensation committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. In accordance with the compensation committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include:

•	reviewing our Manager’s performance of its obligations under the management services agreement;
•	reviewing the remuneration of our Manager;
•	determining the compensation of our independent directors; and
•	granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals.

As described in “Compensation, Discussion and Analysis,” our chief executive officer and chief financial officer are seconded to us by our Manager and our Manager pays all of the compensation of these officers.

Our compensation committee may delegate any of its authority and duties described above to subcommittees or individual members of the committee, as it deems appropriate and in accordance with applicable laws and regulations. Additionally, our board of directors has adopted a policy pursuant to which it has delegated authority to make decisions relating to compensation plans and agreements (other than long-term incentive compensation or equity plans) to members of the Company’s senior management, or where appropriate, to the boards of directors of our individual businesses. This delegation of authority applies with respect to employees of our operating businesses, who are not members of the Company’s senior management.

In 2010, the independent directors engaged a compensation consultant, Frederic W. Cook & Co., Inc., to provide advice with respect to compensation of the independent directors related to committee service by such directors, including providing guidance based on other public companies’ practices under similar circumstances. The form and amount of director compensation was established prior to our initial public offering and has not changed.

Messrs. Brown, Carmany and Webb serve on our compensation committee. The compensation committee met six times during 2010.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

•	recommending the number of directors to comprise the board of directors;
•	identifying and evaluating individuals qualified to become members of the board of directors, other than our Manager’s appointed director and his alternate, and soliciting recommendations for director nominees from the chairman and chief executive officer of the Company;
•	recommending to the board the director nominees for each annual shareholders’ meeting, other than our Manager’s appointed director and his alternate;
•	recommending to the board of directors the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our Manager’s appointed director and his alternate;
•	reviewing independent director compensation and board processes, self-evaluations and policies; and
•	monitoring developments in the law and practice of corporate governance.

Messrs. Brown, Carmany and Webb serve on our nominating and corporate governance committee. The nominating and corporate governance committee met three times during 2010.

Compensation Committee Interlocks and Insider Participation

Messrs. Brown, Carmany and Webb are members of our compensation committee. None of the members of our compensation committee is, or has been, an employee of the Company. During 2010, no member of our compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers or members of the Company’s board of directors has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of the Company’s board of directors or compensation committee.

Executive Sessions of Our Board

Our corporate governance guidelines provide that the non-management directors will meet without management directors at regularly scheduled executive sessions at least quarterly and at such other times as they deem appropriate. To the extent that any non-management directors are not independent, the independent directors will meet in regularly scheduled executive sessions at least once annually. In accordance with our corporate governance guidelines, the lead independent director, or alternatively, the chairman of the audit committee, nominating and corporate governance committee or compensation committee, will preside at these executive sessions of the non-management directors as determined by the non-executive directors based upon the subject matter to be discussed. Mr. Webb presided, and continues to preside, over these sessions. Our non-management directors met more than quarterly during 2010.

Corporate Governance Guidelines and Code of Ethics and Conduct

Our board has adopted corporate governance guidelines that set forth our corporate governance objectives and policies and govern the functioning of the board. We also have a code of ethics and conduct that sets forth our commitment to ethical business practices. Our code of ethics and conduct applies to our directors, officers and employees, including our chief executive officer and chief financial officer, and also applies to our Manager, its employees and any affiliates of our Manager that perform management services for us pursuant to the management services agreement.

Our corporate governance guidelines and our code of ethics and conduct are available on our website at www.macquarie.com/mic under “Investor Center/Governance” and in print from us without charge upon request by writing to Investor Relations at Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.

Minimum Shareholding Guidelines

Our board, upon the recommendation of our nominating and corporate governance committee, has adopted stock ownership guidelines to align the interests of our non-management directors with the interests of our shareholders. Non-management directors are required to hold LLC interests with a value equal to $300,000, based on the closing price of the LLC interests on the NYSE on the later of the date of adoption of the policy and the date such director is first elected or appointed to the board. Non-management directors have up to five years to meet these requirements provided that LLC interests with a value of at least $50,000 should be owned within the first year. Our non-management directors are each in compliance with this policy.

Nominations of Directors

As provided in its charter, the nominating and corporate governance committee will identify and recommend to the board nominees for election or re-election to the board. The committee will review candidates for the board recommended by the Company’s management and other members of the board who are not members of the committee, as well as candidates recommended by shareholders, in accordance with the following criteria and as discussed in “Shareholder Nominations of Directors” below.

The nominating and corporate governance committee, in making its recommendations, may consider some or all of the following factors, among others:

•	monitoring developments in the law and practice of corporate governance;
•	the candidate’s judgment, skill, diversity and experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;
•	the relationship of the candidate’s experience to the experience of other board members;
•	the extent to which the candidate would be a valuable addition to the board and any committees thereof;
•	whether or not the person has any relationships that might impair his or her independence, including any business, financial or family relationships with the Manager or the Company’s management; and
•	the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the Company operates.

Our nominating and corporate governance committee aims to achieve a board of directors that, as a whole, provides effective oversight of the management and business of our Company. Therefore, the committee believes that our directors should represent an appropriate diversity of experience, expertise, skills, specialized knowledge and other qualifications and attributes that provide for a variety of viewpoints. We believe that a director nominee should not be chosen or excluded solely or largely because of race, ethnicity, gender, age, national origin, or sexual orientation or identity.

In recommending candidates for election as directors, the nominating and corporate governance committee will also take into consideration the need for the board of directors to have a majority of directors that are independent under the requirements of the NYSE and other applicable laws, and at least three directors that are independent under these requirements and are not appointed by the Manager pursuant to the terms of the management services agreement or otherwise affiliated with our Manager or the Macquarie Group.

In addition, the nominating and corporate governance committee will recommend candidates for election as directors based on the following criteria and qualifications:

•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the board of directors in its business judgment.
•	Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
•	Commitment to Our Company’s Values. Such person shall be committed to promoting our financial success and preserving and enhancing our reputation as a leader in the infrastructure sector, and shall be in agreement with our values as embodied in our code of ethics and conduct.
•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director of our Company.
•	Complementary Attributes. Such person shall have skills and talents which would be a valuable addition to the board and any committees thereof and that shall complement the skills and talents of our existing directors.
•	Reputation and Integrity. Such person shall be of high repute and integrity.

Under the corporate governance guidelines, directors must inform the chairman of the board and the chairman of the nominating and corporate governance committee in advance of accepting an invitation to serve on another public company board or any committee thereof. In addition, no director may sit on the board, or beneficially own more than 5% equity interest in (other than through mutual funds or similar non-discretionary, undirected arrangements) any competitor of the Company in our principal lines of business.

Shareholder Nominations of Directors

To make a director nomination, a shareholder must give written notice to our Secretary at our principal executive office at 125 West 55th Street, New York, New York 10019. To be considered for inclusion in our proxy statement for the 2012 Annual Meeting of Shareholders, shareholder nominations must be received by the Company no later than February 3, 2012 and no earlier than January 4, 2012.

When directors are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

In addition to any other requirements, for a shareholder to properly bring a nomination for director before either an annual or special meeting, the shareholder must be a shareholder of record on both the date of the shareholder’s notice of nomination and the record date relating to the meeting.

The shareholder submitting the recommendation must submit:

•	the shareholder’s name and address as they appear on the share register of the Company, as well as the name and address of the beneficial owner, if any, on whose behalf the nomination is made;
•	the number of LLC interests which are owned beneficially and of record by such shareholder and such beneficial owner, if any; and
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the recommendation is being made by the shareholder.

In addition, any such notice from a shareholder recommending a director nominee must include the following information:

•	the candidate’s name, age, business address and residence address;
•	the candidate’s principal occupation or employment;
•	the number of LLC interests that are beneficially owned by the candidate;
•	a copy of the candidate’s resume;
•	a written consent from the candidate to being named in the proxy statement as a nominee and to serving as director, if elected; and
•	any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for election of directors under the federal securities laws, including Regulation 14A of the Securities Exchange Act of 1934, as amended.

We may require any proposed nominee to furnish any additional information that we reasonably require to enable our nominating and corporate governance committee to determine the eligibility of the proposed nominee to serve as a director. Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the nominating and corporate governance committee’s charter, our corporate governance guidelines, other of our policies and guidelines and the current needs of the board.

Communications with Our Board

Communications to our board, any director individually or our lead independent director may be made by writing to the following address:

Attention: [Board of Directors] [Board Member] [Lead Independent Director]
c/o Michael Kernan, General Counsel and Secretary
125 West 55th Street
New York, NY 10019
United States of America

Additional information on the physical mailing address is available on our website at www.macquarie.com/mic, under “Investor Center/Governance.”

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or the lead independent director, or to the chairman of our board if addressed to the board.

DIRECTOR COMPENSATION FISCAL YEAR 2010

The following table sets forth the compensation payable by us to our independent directors for service during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Norman H. Brown, Jr.	194,000	153,867	347,867
George W. Carmany, III	156,000	153,867	309,867
William H. Webb	155,000	153,867	308,867

(1)	Amounts calculated in accordance with ASC 505-50 Equity — Equity Based Payments to Non-Employees and ASC 718 Compensation — Stock Compensation. On June 3, 2010, each independent director was granted 10,663 director LLC interest units, resulting in an aggregate grant of 31,989 director LLC interest units. These director LLC interest units, which equal $150,000 per director divided by the average price for the ten business days preceding the grant date, being $14.07 per director LLC interest unit, vest on the day immediately preceding our 2011 annual meeting of shareholders. Upon vesting of the director LLC interest units, each director has the right to receive 10,663 LLC interests, which had a market value of $225,736 based on the per share closing sale price on the NYSE of our LLC interests on December 31, 2010. These are the only equity grants by the Company to directors that were outstanding at December 31, 2010.

We do not compensate our chairman or our alternate chairman for their services on our board of directors.

Independent Directors Fees

Our independent directors each receive annual cash retainers of $50,000 for service on the board, payable in equal quarterly installments, as well as cash compensation for attendance at committee meetings and an annual retainer for service as committee chairman. The independent directors’ equity plan provides for automatic, non-discretionary awards of director LLC interest units as an additional fee for the independent directors’ services on the board. Directors (including the chairman and the alternate chairman appointed by our Manager) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or committees and for any expenses reasonably incurred in their capacity as directors and alternate chairman, respectively. The Company also reimburses directors for all reasonable and authorized business expenses in accordance with the policies of the Company as in effect from time to time. Our chairman and the alternate chairman appointed by our Manager do not receive any compensation for service on our board.

Messrs. Brown, Carmany and Webb have been independent directors since the closing of our initial public offering in December 2004. Each member of the Company’s various standing committees also receives the following compensation related to service on these committees:

•	for attending a committee meeting in person (if any): $3,000 for each meeting of the audit committee; $2,000 for each meeting of the nominating and corporate governance committee; and $2,000 for each meeting of the compensation committee; and
•	for attending a telephonic committee meeting (if any): $1,500 for each meeting of the audit committee; $1,000 for each meeting of the nominating and corporate governance committee; and $1,000 for each meeting of the compensation committee.

The chairperson of the audit committee, nominating and corporate governance committee and compensation committee also receive an annual cash retainer, payable in equal quarterly installments, of $5,000, $2,000 and $2,000, respectively.

Independent Directors’ Equity Plan

The Company’s independent directors’ equity plan provides for automatic, non-discretionary awards of director LLC interest units as an additional fee for the independent directors’ services on the board. The purpose of this plan is to promote the long-term growth and financial success of the Company by attracting, motivating and retaining independent directors of outstanding ability.

Only independent directors may participate in the plan. Three of our directors, Messrs. Brown, Carmany and Webb, are eligible to participate in the plan. The chairman of the board of directors administers the plan. If the chairman is eligible for any awards under the plan, the plan will be administered by the most senior member of the board with respect to length of service who is not eligible for any awards under the plan. The administrator has the authority to adopt rules and regulations that he or she considers necessary or appropriate to carry out the purposes of the plan and to interpret the plan. The administrator may also delegate some or all of his or her authority under the plan to an officer of the Company.

On June 3, 2010, each independent director received 10,663 director restricted LLC interest units. These units will vest on the day immediately preceding the 2011 Annual Meeting. In addition, each independent director nominee will be eligible to receive, upon election at the 2011 Annual Meeting, a grant of director LLC interest units equal to $150,000 divided by the average of the closing sale price on the NYSE of one LLC interest during the ten-day period immediately preceding the date of our 2011 Annual Meeting. Generally, units granted at each annual meeting of shareholders will vest (assuming continued service of the director) on the day immediately preceding the next annual meeting of shareholders held following the date of grant.

If a director’s service on the board terminates by reason of death or disability or in the event of a business combination (as defined in the Company’s LLC agreement) of the Company during the director’s service, the director LLC interest units will vest immediately.

We credit director LLC interest units to a bookkeeping account. No interest or dividends accrue or are credited to any director LLC interest units or the director’s account. As soon as practicable following vesting, we will settle director LLC interest units by delivering to the director the equivalent whole number of LLC interests. Units cannot be settled in cash or any other kind of consideration. Prior to settlement, directors do not have the rights of a shareholder in any LLC interest corresponding to the director units.

The plan will expire on December 15, 2014, which is the tenth anniversary of the date on which the plan was approved by shareholders. The administrator may amend or terminate the plan at any time. However, the administrator may not amend the plan without a director’s consent if the amendment would adversely affect the director’s rights to previously granted awards.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our Company has a management services agreement with our Manager, a member of the Macquarie Group. The management services agreement defines our Manager’s duties and responsibilities and is subject to the oversight and supervision of our Company’s board of directors. Our Manager is responsible for the conduct of our Company’s day-to-day business and affairs and is entitled to receive base and potentially performance fees for the provision of its services. These fees are set forth below under “Certain Relationships and Related Party Transactions.” The Macquarie employees who serve as our chief executive officer and our chief financial officer have been assigned, or seconded, to us by our Manager and they have a fiduciary duty to act in the best interests of our Company. While these employees derive profit share allocations from Macquarie, there is a strong alignment of interest between these employees and our shareholders for the following reasons:

•	Our Company pays management and potentially performance fees to Macquarie in accordance with the management services agreement. Management fees are linked to market capitalization of our Company and performance fees can be paid based on the ongoing out-performance of our Company relative to a utilities benchmark.
•	Macquarie holds a significant interest in our Company and from time to time has reinvested its fees in our Company’s LLC interests. At March 31, 2011, Macquarie had an 8.6% interest in our Company.
•	The staff of Macquarie Group understands that the relationship with Macquarie-managed entities is a long-term and recurring one and important to Macquarie’s welfare as a whole. They take a long-term approach to adding value in connection with the managed entities rather than solely focusing on the fees that would result from any one transaction.
•	The compensation system adopted by Macquarie, discussed in detail below, links the compensation of our executive officers to our performance.

We do not pay any compensation to our executive officers. Instead, we pay our Manager the management fees and potentially performance fees discussed above. The Company does not have any employees. James Hooke, our chief executive officer, and Todd Weintraub, our chief financial officer, are employed by Macquarie and are seconded to us on a permanent, wholly-dedicated basis. Under our management services agreement, the services performed for the Company by our Manager are provided at its expense, including all of the compensation of our seconded executive officers. Messrs. Hooke and Weintraub are our only named executive officers.

James Hooke was appointed as our chief executive officer effective May 9, 2009, but joined Macquarie effective September 17, 2007. Todd Weintraub has served as our chief financial officer since November 25, 2008. The purpose of this compensation discussion and analysis is to provide our investors with information about the components of the compensation paid to our executive officers by Macquarie, and the policies and objectives served by Macquarie’s compensation program.

Objectives of Macquarie’s Compensation Program

The elements of the compensation program for our executive officers derive from the general program established for employees of Macquarie. Macquarie’s approach to compensation is designed to drive shareholder returns over the short and long term, both for Macquarie shareholders as well as for shareholders of the entities managed by Macquarie including holders of our LLC interests. Macquarie’s compensation program endeavors to drive shareholder returns while managing risk in a prudent fashion by focusing on two main objectives. The first objective is to align the interest of staff and shareholders. The second objective is to attract and retain high quality staff. Macquarie aims to grow total returns for its shareholders by aligning the interest of staff and shareholders by motivating staff through its compensation policy to increase Macquarie’s net profit after tax, and sustaining a high relative return on capital while managing risk. Growing net profit after tax and sustaining a high return on capital are fundamental drivers of total shareholder returns for Macquarie shareholders. These twin objectives encourage executives to expand existing businesses and establish promising new activities.

Fees derived from entities managed by Macquarie represent part of Macquarie’s net profit after tax. Management fees earned by Macquarie under our management services agreement are based on the market capitalization of our Company and performance fees are based on ongoing out-performance over a utilities benchmark. As a result, incentives designed to drive Macquarie’s net profit after tax also serve to align the interests of our executive officers with those of our shareholders.

Macquarie also endeavors to attract high quality executives and to retain them by offering a competitive performance-driven compensation package that encourages long-term commitment to Macquarie and Macquarie-managed entities and to superior performance. We believe that our ongoing performance is critically dependent on the skill, experience and caliber of Macquarie’s team of experienced executives, such as our executive officers, for whose services Macquarie must compete in the world’s major financial centers.

Six key principles in Macquarie’s compensation approach assist with the objective of driving shareholder returns by aligning the interests of staff and shareholders and by attracting and retaining high quality staff:

•	Providing compensation arrangements which are competitive on a global basis with Macquarie’s peers;
•	Ensuring a significant amount of compensation is at risk and solely dependent on performance. In the case of our executive officers, performance is assessed with reference to the performance of our Company, including the performance of our underlying businesses;
•	Creating a profit share pool that is linked to the key drivers of Macquarie’s shareholder returns, namely Macquarie’s profitability and return on equity in excess of the cost of capital, which is linked to our market performance through the calculation of the management and performance fees;
•	Providing for staff equity awards that create identification with Macquarie’s shareholder interest;
•	Providing consistency over time to ensure staff have the confidence that efforts over multiple years will be rewarded; and
•	Providing retention and deferral arrangements that encourage a long-term commitment to Macquarie and hence to its shareholders.

Responsibility for Macquarie’s Compensation Program

The board of directors of Macquarie, or the Macquarie board, has a Board Remuneration Committee, or the BRC, whose objective is to assist the Macquarie board with Macquarie’s compensation policies and practices. The BRC approves all individual compensation and profit share recommendations for executive directors, all individual promotion equity grants to staff, other compensation recommendations made outside of Macquarie’s policy relating to individuals or groups of individuals (unless required to be approved by the Macquarie board), material changes to pension arrangements and changes to compensation policies not requiring full Macquarie board approval.

Responsibility for the determination of individual compensation and profit share recommendations for division and associate directors, including James Hooke and Todd Weintraub, respectively, for the 2010 remuneration cycle rests with the Head of the Macquarie Funds Group and the Head of the Macquarie Corporate Affairs Group, respectively. These recommendations are subject to review by Macquarie’s Remuneration and Promotions Committee, a committee of Macquarie management. The recommendations are ultimately approved by the BRC, individually in the case of promotion equity grants, including Mr. Hooke, who was promoted to executive director, and Mr. Weintraub, who was promoted to divisional director, effective July 1, 2010 and in aggregate in the case of fixed remuneration changes and profit share allocations.

Based on a review of the analyses and conclusions regarding compensation provided by the Macquarie BRC in 2010, the non-executive directors of the Macquarie board determined that compensation was appropriate and that it was structured in a way that encouraged the overall objective of driving short and longer term shareholder returns of Macquarie by aligning the interest of executive directors with those of shareholders and by attracting and retaining high quality staff.

Risk Assessment

The Company’s compensation committee does not have responsibility for reviewing the compensation of the Company’s executives, who are compensated by the Company’s Manager operating under the management services agreement. The compensation committee nonetheless believes that the Manager’s compensation policies and practices with respect to the Company’s executives do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the committee considered that the elements of compensation are balanced among current cash payments, deferred cash and equity awards, the time vesting requirements of the Macquarie profit share program, which help align the executives’ interests to those of long-term shareholders, the fact that compensation is based on financial performance and other measures including leadership and upholding Macquarie’s values, and the oversight by the board of directors of the executives’ actions.

Elements of Macquarie’s Compensation Program

Macquarie’s executive compensation program consists of two elements: fixed compensation and annual profit share. We describe each of these below.

Fixed Compensation

Fixed compensation for our named executive officers consists of annual base salary. It also includes the following additional benefits that Macquarie believes are customarily provided by employers in the United States: life insurance, accidental death, disability and dismemberment (AD&D) insurance, long-term and short-term disability insurance, medical, dental and vision coverage and matching employer contributions under Macquarie’s 401(k) retirement plan.

Annual base salary takes into consideration the role of the individual and market conditions. However, fundamental to Macquarie’s compensation philosophy is the principle that a significant amount of the compensation be at risk and dependent upon performance. Mr. Hooke’s annual base salary increased from $250,000 in 2009 to $300,000 on January 1, 2010 and to $400,000 on July 1, 2010 due to his performance and that of MIC’s business, including, among other things, Mr. Hooke’s role in sale of the noncontrolling interest of District Energy, the full repayment of the MIC holding company revolver prior to maturity, finalization of the rate case at The Gas Company, debt reduction and improved leverage ratio at Atlantic Aviation, substantial improvement of the accounts receivable collection process at Atlantic Aviation and the initiation of the sale of the Airport Parking business through a successful bankruptcy process and Section 363 sale.

Mr. Weintraub’s annual base salary increased from $190,000 in 2009 to $220,000 on January 1, 2010 and to $275,000 on July 1, 2010 due to his performance and that of MIC’s business, including, among other things, Mr. Weintraub’s role in the full repayment of the MIC holding company revolver prior to maturity, debt reduction at Atlantic Aviation, substantial improvement of the accounts receivable collection process at Atlantic Aviation and the initiation of the sale of the Airport Parking business through a successful bankruptcy process and Section 363 sale.

Annual Profit Share

Macquarie has profit share arrangements for staff including Mr. Hooke and Mr. Weintraub to encourage superior performance. Each year, the profit share pool is determined by reference to Macquarie’s net profit after tax and excess return over the cost of capital for the period from April 1 of the prior year to March 31 of the year in which the profit share is determined. The proportion of after tax profit and the proportion of earnings in excess of Macquarie’s cost of capital that are incorporated in the profit share calculation are reviewed at least annually. The profit share pool is allocated to business groups based primarily on their relative contributions to profits, taking into account capital usage and risk.

The portion of the profit share pool for each group is then allocated to individuals within that group on a discretionary basis. The effect of this profit sharing is to provide substantial incentives in relation to superior performance, but low or no participation for less satisfactory performance. Superior performance looks at a range of indicators that go beyond financial performance, including leadership and upholding Macquarie’s goals and values. For senior executives, this means that a large part of their remuneration each year is performance-based and “at risk,” providing significant alignment of their interests with those of Macquarie shareholders and, through the fee incentives in our management services agreement, our shareholders.

Our executive officers participate in the profit share pool. The profit share pool allows Macquarie to reward all staff who has contributed to the growth of Macquarie-managed entities. The profit share pool also creates incentives for, and encourages long-term commitment among, executives working in the interests of Macquarie-managed entities that may experience some short-term market underperformance or other short-term declines in profitability due to macroeconomic factors or other extraordinary circumstances, even though the underlying assets may be performing well.

The level of profit share received by our executive officers is based predominantly on their individual contribution to the performance of our Company, taking into account the following elements:

•	operational performance of our underlying businesses;
•	management and leadership of our Company and the businesses under the control of our Company;
•	acquisitions and the subsequent management of those businesses to ensure performance is in line with the acquisition business plans;
•	effective capital management; and
•	factors relating to enhancing Macquarie’s and the Company’s reputation and track record.

There is no formulaic approach to determining our executive officers’ share of the profit share pool. It is completely discretionary and is determined based upon the recommendation of the Head of the Macquarie Funds Group in the case of Mr. Hooke and the head of the Macquarie Corporate Affairs Group in the case of Mr. Weintraub, taking into account the factors outlined above as well as input from the Company’s independent directors regarding the performance of our executive officers.

Our executive officers’ profit share was determined with respect to Macquarie’s fiscal years ended March 31 of each year and therefore does not reflect subsequent events or our performance for the remainder of each calendar year.

For Macquarie’s fiscal year ended March 31, 2010, the Head of the Macquarie Funds Group made a recommendation in relation to Mr. Hooke’s profit share to Macquarie’s chief executive officer based on the factors outlined above. Recommendations for Mr. Hooke took into account the following specific factors:

•	the growth in available cash in our underlying businesses;
•	the effective management and leadership of the operation of our Company and our underlying businesses;
•	the divestitures of businesses and growth in existing businesses;
•	degree of success in optimizing the capital structure of our Company and businesses;
•	successful repayment of long-term debt; and
•	the performance during the period of our LLC interests compared to utilities index benchmarks.

Mr. Hooke’s profit share for 2010 was $500,000, of which $386,473 was paid in cash and $113,527 was retained and subsequently delivered in the form of Macquarie shares through the MEREP. The specific factors considered in determining Mr. Hooke’s profit share after being appointed our chief executive officer reflected his leadership role and overall management and direction of the sale of the noncontrolling interest of District Energy, the full repayment of the MIC holding company revolver prior to maturity, finalization of the rate case at The Gas Company, debt reduction and improved leverage ratio at Atlantic Aviation, substantial improvement of the accounts receivable collection process at Atlantic Aviation and the initiation of the sale of the Airport Parking business through a successful bankruptcy process and Section 363 sale. Mr. Hooke also received Macquarie shares through the MEREP in connection with his promotion from division director to executive director during 2010.

Recommendations also took into account Mr. Hooke’s role in maintaining and growing the reputation and brand awareness of the Company and Macquarie as a leading manager and owner of infrastructure investments in North America.

Mr. Weintraub’s profit share for 2010 was $129,000, of which $108,223 was paid in cash and $20,777 was retained and subsequently delivered in the form of Macquarie shares through the MEREP. The specific factors considered in determining Mr. Weintraub’s profit share for 2010 include his leadership of the finance function of our Company, including his management and coordination of internal controls over financial process and management of the internal and external audit function, his development and leadership of our finance team and the finance teams of our operating businesses, streamlining the corporate finance function in New York, coordination and management of compliance with the United States Securities and Exchange Commission’s requirements for regular reporting, as well as his stewardship of the Company’s accounting function, including staff management, identification and resolution of accounting issues and implementation of and compliance with new accounting standards. In addition, Mr. Weintraub profit share reflected his leadership and overall management of the full repayment of the MIC holding company revolver prior to maturity, debt reduction at Atlantic Aviation, substantial improvement of the accounts receivable collection process at Atlantic Aviation and the initiation of the sale of the Airport Parking business through a successful bankruptcy process and Section 363 sale. Mr. Weintraub also received Macquarie shares through the MEREP in connection with his promotion from associate director to division director during 2010.

Retained Portion of Profit Share

Deferral and restriction arrangements apply to a portion of allocated profit share to encourage a long-term perspective and commitment from Macquarie employees, including our executive officers. It also encourages alignment with the longer-term interest of shareholders.

The table below sets out a summary of the current arrangements. The rules for division and associate directors apply to Mr. Hooke and Mr. Weintraub’s profit share allocations, respectively, for Macquarie’s fiscal years ended March 31, 2010. Mr. Hooke was promoted to executive director effective July 1, 2010. The rules for executive director will apply to Mr. Hooke for profit share allocations for Macquarie’s fiscal year ended March 31, 2011.

KEY AREA	Executive Directors	Division and Associate Directors
Amount of profit share retained	50% (for profit share retained in 2009) and 40% from 2010	25% above AUD $50,000 (USD $50,610 as of December 31, 2010)
How retained profit share is invested	• Invested in a combination of Macquarie shares (MEREP) and notionally invested in a portfolio of Macquarie-managed funds (DPS Plan)	Invested in Macquarie shares (MEREP)
• Investment mix will vary depending on individual’s role
Vesting and release of retained profit share	All retained amounts vest and are released from three to seven years after the year retained (for profit share retained in 2009) and from three to five years for profit share retained from 2010 and on (see also forfeiture below)	Vesting and release two to four years after the year retained
Forfeiture of retained profit share on leaving	• Unvested amounts forfeited, except for limited circumstances	Unvested amounts forfeited, except on the grounds of redundancy, death, total and permanent disability and other limited exceptional circumstances
• Vested amounts forfeited in stages if a “disqualifying event” occurs within two years of leaving
Minimum Shareholding Requirement	Required to hold 5% of all profit share allocations over the last five years in Macquarie shares (which is satisfied by the above requirements).	Not applicable.

The Directors’ Profit Share (“DPS”) Plan

The DPS Plan comprises exposure to a notional portfolio of Macquarie-managed funds. These retained amounts for executive directors are notionally invested over the retention period. This investment is described as “notional” because executive directors do not directly hold securities in relation to this investment. However, the value of the retained amounts will vary as if these amounts were directly invested in actual securities, giving the executive directors an effective exposure to the performance of the securities. Neither Mr. Hooke or Mr. Weintraub held the position of executive director for the 2010 profit share cycle and therefore did not participate in the DPS Plan. As noted above, Mr. Hooke was promoted to the position of executive director effective July 1, 2010 and will participate in the DPS Plan for the 2011 profit share cycle.

The Macquarie Group Employee Retained Equity Plan (“MEREP”)

The role of the MEREP is to deliver remuneration in the form of Macquarie Group Limited equity (ASX:MQG). Equity awards through the MEREP, in the U.S., will generally be in the form of units comprising a beneficial interest in Macquarie shares held in a trust in the form of Restricted Share Units (“RSUs”). The participant will be entitled to receive dividends on the shares and direct the Trustee how to exercise voting rights on the shares. For retained profit share relating to 2010, the conversion price was calculated using the average purchase price of MEREP awards purchased over the period from May 10, 2010 up to and including June 30, 2010 of AUD $43.48. For retained profit share relating to 2009, the conversion price was publicly announced by Macquarie on May 1, 2009 to be the volume weighted average price (“VWAP”) from May 4, 2009 up to and including the date of the 2010 annual meeting of Macquarie shareholders, which was held on July 29, 2009 (referred as the “2010 Macquarie shareholders meeting”). The VWAP during that period was AUD $36.36.

Profit share retention arrangements also apply to associate and division directors including Mr. Weintraub and to Mr. Hooke (up to and including 2010), respectively, under Macquarie’s profit share arrangements. Under these arrangements, 25% of any annual profit share allocation above AUD $50,000 (USD $50,610 as of December 31, 2010) is retained and invested in Macquarie shares through the MEREP. Of the 2010 and 2009 profit share for Mr. Hooke, $113,527 and $26,270 was retained, respectively. Of the 2010 and 2009 profit share for Mr. Weintraub, $20,777 and $11,270 was retained, respectively. The reasons for the increase from 2009 to 2010 are the same for Mr. Hooke and Mr. Weintraub, which are discussed under “Elements of Macquarie’s Compensation Program- Fixed Compensation and Annual Profit Share” above. These equity awards through the MEREP will vest and be released on the first day of the first staff trading window after July 1, on the second, third and fourth anniversary of the initial profit share allocation.

In addition, 4,000 restricted share units were granted to Mr. Hooke through the MEREP in 2010 for his promotion to the position of executive director and 1,500 restricted share units were granted to Mr. Weintraub through the MEREP in 2010 for his promotion to the position of division director. For further discussions on retained profit share and MEREP awards, see “Executive Compensation — Grants of Macquarie Restricted Share Units” below.

Profit share retained pre-2009, will continue to be held in cash and vests and is paid out in three equal installments: two, three and four years from the retention date. Notional interest is paid on retained profit share. In the event that an employee ceases employment with Macquarie, any retained profit share allocation that has not vested to them is forfeited, except at the discretion of the board, the BRC or the Executive Committee on delegation from the BRC.

Option Grants

Option grants under the Macquarie Group Employee Share Option Plan were suspended in 2009 and equity awards are now delivered through the MEREP. All prior year options grants will continue to vest according to the previously established schedules.

Post-Termination Compensation and Benefits

On May 24, 2010, Macquarie Capital Group Limited entered into an employment agreement with Mr. Hooke and is currently seconded to Macquarie Infrastructure Company LLC as chief executive officer. The agreement provides that he holds the position of executive director. On May 26, 2010, Macquarie Holdings (USA) Inc. entered into an employment agreement with Mr. Weintraub and is currently seconded to Macquarie Infrastructure Company LLC as chief financial officer. The agreement provides that he holds the position of division director. See “Executive Compensation — Employment Agreements” below for further discussions.

The employment contracts with each of our current executive officers are ongoing and provide for termination of employment by Macquarie or the executive after giving four weeks notice for Mr. Hooke and two weeks notice for Mr. Weintraub. Macquarie sponsors a severance plan for U.S.-based staff that it believes is comparable to plans typically offered by U.S. employers. The MEREP, DPS Plan, Macquarie’s profit share arrangements and the Macquarie Group Employee Share Option Plan also have specific provisions relating to termination events as described under “Executive Compensation — Potential Payments on Termination or Change in Control” below.

COMPENSATION COMMITTEE REPORT

The Company’s compensation committee is composed of three independent directors, as determined by the board based on the NYSE corporate governance listing standards and the Company’s corporate governance guidelines. In addition, all members of the compensation committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include reviewing the Manager’s performance of its obligations under the management services agreement, reviewing the remuneration of the Manager, determining the compensation of the independent directors, granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals and making recommendations to the board regarding the Company’s equity-based and incentive compensation plans, policies and programs. The compensation committee operates under a written charter adopted by the board, reflecting the NYSE rules for compensation committees in light of the Company’s external management structure. A copy of the charter is available on the Company’s website at www.macquarie.com/mic under “Investor Center/Governance.”

As described in the section “Compensation of Directors” in this proxy statement, our independent directors receive an annual cash retainer for serving on the board, fees for each committee meeting which they attend and an annual cash retainer for each committee they chair. In addition, independent directors are compensated with director LLC interest units that are granted under our independent directors’ equity plan and receive reimbursement for certain reasonable expenses related to their service as directors.

The compensation committee does not establish or review compensation policies with respect to our chief executive officer or chief financial officer since such individuals are employed by Macquarie Holdings (USA) Inc., an affiliate of the Manager, and are seconded to the Company.

This report on executive compensation for 2011 is provided by the undersigned members of the compensation committee of the board.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Since the Company’s named executive officers are not employed or compensated by the Company, the Compensation Discussion and Analysis reflects a discussion of the elements and objectives of the Macquarie Group rather than the Company. Based on this review and discussion, the compensation committee has recommended to the board, and the board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Members of the Compensation Committee William H. Webb, Chairman Norman H. Brown, Jr. George W. Carmany, III

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our executive officers. For Mr. Hooke, the table sets forth compensation earned during our fiscal years ended December 31, 2010 and 2009. For Mr. Weintraub, the table sets forth compensation earned during our fiscal years ended December 31, 2010, 2009 and 2008.

Name & Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	All Other Compensation ($)(5)	Total ($)
James Hooke – Chief Executive Officer(1)	2010	350,000	386,473	305,921	N/A	12,904	1,055,298
	2009	250,000	113,730	—	N/A	5,000	368,730
Todd Weintraub – Chief Financial Officer	2010	247,500	108,223	96,793	N/A	7,592	460,108
	2009	190,000	68,730	—	N/A	5,000	263,730
	2008	185,000	200,000	N/A	20,243	5,000	410,243

(1)	Mr. Hooke was appointed chief executive officer of our Company effective May 9, 2009, although he joined Macquarie effective as of September 17, 2007. Mr. Hooke’s 2009 compensation information has been provided for the entire fiscal year ended December 31, 2009. Because Mr. Hooke was not seconded to us in 2008, the table does not reflect his 2008 compensation.
(2)	Salary amounts for 2010 reflects salary earned from the period of January 1, 2010 to December 31, 2010.
(3)	Amounts represent profit share earned during the Macquarie Group’s fiscal years ended March 31, 2010 and 2009, and, in the case of Mr. Weintraub, 2008 as well, and therefore reflect performance metrics and incentives through those dates and do not reflect subsequent performance. Bonus amounts for 2009 and 2010 reflect cash profit share allocations only and do not include a portion of profit share that was retained and subsequently delivered in the form of Macquarie restricted share units through the MEREP. The bonus amount for 2008 for Mr. Weintraub includes the portion of the bonus that was deferred in the form of cash in the amount of $38,675.
(4)	Represents the grant date fair value of restricted stock unit awards, computed in accordance with FASB ASC Topic 718 based on the closing price of Macquarie Group Limited shares (ASX:MQG) on the date of grant. Both 2010 and 2009 amounts retained for the MEREP awards were granted during 2010. 2010 MEREP awards were granted on June 30, 2010 at closing price of AUD $37.12 and the 2009 MEREP awards were granted on March 3, 2010 at a closing price of AUD$46.60 on Macquarie Group Limited shares. The above table grant date value have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2010 of $1.0122 to AUD $1.00.

For Mr. Hooke, $113,527 and $26,270 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2010 and 2009, respectively. This equated to 2,844 and 1,034 restricted share units for 2010 and 2009, respectively, or a grant date fair value of $106,857 and $48,772, respectively. In addition, during 2010, due to Mr. Hooke’s promotion to executive director effective July 1, 2010, he had received an additional 4,000 restricted share units. This had a grant date fair value of $150,292.

For Mr. Weintraub, $20,777 and $11,270 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2010 and 2009, respectively. This equated to 520 and 443 restricted share units for 2010 and 2009, respectively, or a grant date fair value of $19,538 and $20,896, respectively. In addition, during 2010, due to Mr. Weintraub’s promotion to division director effective July 1, 2010, he had received an additional 1,500 restricted share units. This had a grant date fair value of $56,359.

These amounts represent profit share earned during the Macquarie fiscal years ended March 31, 2010 and 2009 and therefore reflect performance metrics and incentives through those dates and do not reflect subsequent performance.

For further discussions on retained profit share and MEREP awards, see “Grants of Macquarie Restricted Share Units” below.

(5)	Amounts for 2010 represent the total value of employer-provided 401(k) contributions and dividends paid on the MEREP awards for the year ended December 31, 2010. The amounts shown for 2009 and 2008 have been corrected from the amounts shown in the 2010 and 2009 proxy statements to exclude amounts that were not required to be reported as “All Other Compensation.”

Grants of Plan Based Awards in Fiscal Year 2010

The following table presents information on plan-based awards in fiscal year 2010 to the named executive officers in the Summary Compensation Table.

Name	Grant Date		Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
James Hooke	Mar. 3, 2010	(1)	Apr. 30, 2009	1,034	48,772
	Jun. 30, 2010	(1)	Apr. 29, 2010	2,844	106,857
	Jun. 30, 2010	(2)	Apr. 29, 2010	4,000	150,292
Todd Weintraub	Mar. 3, 2010	(1)	Apr. 30, 2009	443	20,896
	Jun. 30, 2010	(1)	Apr. 29, 2010	520	19,538
	Jun. 30, 2010	(2)	Apr. 29, 2010	1,500	56,359

(1)	Amounts reflect 2009 and 2010 profit share retained in 2009 and 2010, respectively, and granted in 2010 as MEREP awards in the form of restricted share units.
(2)	Amounts reflect restricted share units granted under the MEREP in connection with the executives’ promotions.

Grants of Macquarie Restricted Share Units

As discussed above, for fiscal years 2010 and 2009, amounts shown in the Summary Compensation Table include a portion of profit share that was retained and was subsequently delivered in the form of Macquarie restricted share units through the MEREP. Restricted share units representing the 2010 and 2009 retained profit share were granted on June 30, 2010 and March 3, 2010, respectively, for our executive officers at a closing price per Macquarie share of AUD $37.12 and AUD $46.60, respectively. Upon vesting (as described below), the holding restriction will be removed and the employee will be able to withdraw these units. In addition, promotion awards in the form of restricted share units through the MEREP were granted to both Mr. Hooke and Mr. Weintraub on June 30, 2010.

For Mr. Hooke, $113,527 and $26,270 was retained in 2010 and 2009, respectively, and converted into Macquarie restricted share units through the MEREP. In addition, 4,000 restricted share units were granted to Mr. Hooke through the MEREP in 2010 for his promotion to the position of executive director. For 2010, this equated to 6,844 restricted share units awarded under the MEREP calculated using the average purchase price of MEREP awards purchased over the period from May 10, 2010 up to and including June 30, 2010 of AUD $43.48. These restricted share units vest in three equal installments on the first day of the first staff trading window after July 1st of each year from 2012 to 2014. For 2009, this equated to 1,034 restricted share units awarded under the MEREP converted using the VWAP from May 4, 2009 up to and including July 29, 2009, the date of the 2009 Macquarie shareholders meeting, of AUD $36.36. These restricted share units vest in three equal installments on the first day of the first staff trading window after July 1st of each year from 2011 to 2013.

For Mr. Weintraub, $20,777 and $11,270 was retained in 2010 and 2009, respectively, and converted into Macquarie restricted share units through the MEREP. In addition, 1,500 restricted share units were granted to Mr. Weintraub through the MEREP in 2010 for his promotion to the position of division director. For 2010, this equated to 2,020 restricted share units awarded under the MEREP calculated using the average purchase price of MEREP awards purchased over the period from May 10, 2010 up to and including June 30, 2010 of AUD $43.48. These restricted share units vest in three equal installments on the first day of the first staff trading window after July 1st of each year from 2012 to 2014. For 2009, this equated to 443 restricted share units awarded under the MEREP converted using the VWAP from May 4, 2009 up to and including July 29, 2009, the date of the 2009 Macquarie shareholders meeting, of AUD $36.36. These restricted share units vest in three equal installments on the first day of the first staff trading window after July 1st of each year from 2011 to 2013.

Retained Cash Portion of Profit Share

Cash retained as part of the profit share prior to 2009 for Mr. Hooke and Mr. Weintraub remains in U.S. dollars and will be payable in equal installments with notional interest on each of the second, third and fourth anniversaries of the retention date. Vested amounts for 2006, 2007 and 2008 of $6,143, $7,887 and $12,892, respectively, plus interest of $1,729, were released to Mr. Weintraub in 2010. Vested amounts for 2008 of $25,392, plus interest of $3,021, were released to Mr. Hooke in 2010.

The retained cash portion of Mr. Weintraub’s 2008 profit share is reflected in the bonus column of the Summary Compensation Table. No retained cash portion of Mr. Hooke’s profit share is reflected in the Summary Compensation Table because he was not seconded to us pre-2009. See “Nonqualified Deferred Compensation in Fiscal Year 2010” below for further information regarding the retained cash portion of the profit share for both Mr. Hooke and Mr. Weintraub as of December 31, 2010.

Employment Agreements

Employment Agreement With James Hooke.  Our chief executive officer has an evergreen employment agreement with Macquarie Capital Group Limited dated May 24, 2010, and is assigned to Macquarie Holdings (USA) Inc. and is currently seconded to Macquarie Infrastructure Company LLC. The agreement provides that he holds the position of executive director within Macquarie Group. Mr. Hooke’s annual base salary of $300,000 was increased to $400,000 effective as of July 1, 2010. The agreement also provides that Mr. Hooke is eligible to participate in Macquarie’s profit share arrangements, Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and sick and personal time as provided to other employees at his level. Mr. Hooke is also entitled to accrue long service leave, a benefit provided under the Australian regulatory regime providing for additional vacation based on length of service. In addition, Mr. Hooke is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy.

Employment Agreement With Todd Weintraub.  Our chief financial officer has an evergreen employment agreement with Macquarie Holdings (USA) Inc., dated May 26, 2010 and is currently seconded to Macquarie Infrastructure Company LLC. The agreement provides that he holds the position of divisional director with Macquarie Holdings (USA) Inc. Mr. Weintraub’s annual base salary of $220,000 was increased to $275,000 effective as of July 1, 2010. The agreement also provides that Mr. Weintraub is eligible to participate in Macquarie’s profit share arrangements. The agreement provides that Mr. Weintraub will also be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level. In addition, Mr. Weintraub is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy.

See “Potential Payments on Termination or Change in Control” for further information regarding these employment agreements.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2010.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested at December 31, 2010 ($)(3)
James Hooke	Sept. 24, 2007	7,332	3,668	77.63	Sept. 24, 2012	N/A	N/A
	Aug. 15, 2008	1,333	2,667	54.57	Aug. 15, 2013	N/A	N/A
	Mar. 3, 2010	N/A	N/A	N/A	N/A	1,034	38,735
	Jun. 30, 2010	N/A	N/A	N/A	N/A	6,844	256,387
Todd Weintraub	Aug. 1, 2006	3,000	—	62.54	Aug. 1, 2011	N/A	N/A
	Aug. 15, 2007	1,000	500	72.28	Aug. 15, 2012	N/A	N/A
	Aug. 15, 2008	900	1,800	54.57	Aug. 15, 2013	N/A	N/A
	Mar. 3, 2010	N/A	N/A	N/A	N/A	443	16,595
	Jun. 30, 2010	N/A	N/A	N/A	N/A	2,020	75,672

(1)	Options issued to Mr. Hooke that are unexercisable at December 31, 2010 vest as follows:
•	3,668 options with an exercise price of $77.63 — 3,668 options vest on September 17, 2011.
•	2,667 options with an exercise price of $54.57 — 1,333 options vest on July 1, 2011, and 1,334 options will vest on July 1, 2012.

Options issued to Mr. Weintraub that are unexercisable at December 31, 2010 will vest as follows:

•	500 options with an exercise price of $72.28 — 500 options vest on July 1, 2011.
•	1,800 options with an exercise price of $54.57 — 900 options vest on each of July 1, 2011 and July 1, 2012.

Exercise prices have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2010 of $1.0122 to AUD $1.00; however, the optionee must pay the exercise price in Australian dollars.

(2)	The restricted share units that relate to the profit share vest on the first staff trading window after July 1 on the second, third and fourth anniversaries of the date of the initial profit share allocation. The restricted share units granted on March 3, 2010 relate to the 2009 profit share and vest in three equal installments on the first day of the first staff trading window after July 1 of 2011, 2012 and 2013. A portion of the restricted share units granted on June 30, 2010 relates to the 2010 profit share, and a portion was awarded to Mr. Hooke and Mr. Weintraub in connection with their promotions. All of the restricted stock units granted on June 30, 2010 vest in three equal installments on the first day of the first staff trading window after July 1 of 2012, 2013 and 2014.
(3)	Market values of unvested restricted share units are based on a closing price of Macquarie Group Limited (ASX:MQG) of AUD $37.01 on December 31, 2010. Market values of unvested restricted share units have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2010 of $1.0122 to AUD $1.00.

In 2010, Mr. Hooke and Mr. Weintraub received ordinary dividends on Macquarie shares through the MEREP of AUD $1.00 (Final Dividend) for shares held on the Record Date of May 14, 2010 and AUD $0.86 (Interim Dividend) for shares held on the Record Date of November 12, 2010. This equated to total dividends paid in 2010 of $7,904 for Mr. Hooke and $2,592 for Mr. Weintraub (converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2010 of $1.0122 to AUD $1.00).

Nonqualified Deferred Compensation in Fiscal Year 2010

The following table sets forth a summary of the profit share retained pre-2009 of each named executive officer as of December 31, 2010. Profit share retained pre-2009 will continue to be held in cash and vests and is paid out in three equal installments: two, three and four years from the retention date. Notional interest is paid on retained profit share.

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
James Hooke	3,021	28,413	50,783
Todd Weintraub	1,729	28,651	33,671

(1)	Amounts represent the aggregate earnings accrued during 2010 on profit share retained pre-2009.
(2)	The “Bonus” column of the Summary Compensation Table for 2008 includes the retained cash portion of profit share for Mr. Weintraub, excluding notional interest earned.

The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Hooke and Mr. Weintraub pursuant to Macquarie’s profit share arrangements. Notional interest is paid on retained profit share based on the one year guaranteed U.S. dollar cash rate. Because Mr. Hooke was not seconded to us before 2009, no retained profit share amount is reflected for him in the Summary Compensation Table.

Potential Payments on Termination or Change in Control

For each of the named executive officers, there are no contracts, agreements, plans or arrangements that provide for payments upon a change of control of our Company.

Termination Provisions Under Employment Agreements

Under the terms of Mr. Hooke’s employment agreement with MGL, dated May 24, 2010, Mr. Hooke will provide Macquarie Holdings (USA) Inc. four weeks’ notice if he voluntarily resigns. Macquarie Holdings (USA) Inc. will provide Mr. Hooke four weeks’ notice of any termination (although the employer may make payments to him in lieu of such notice), subject to certain exclusions including misconduct, dishonesty, harm to reputation of the employer or Macquarie, inappropriate workplace behavior, inability to comply with conditions of employment and/or any other reason justifying termination without notice. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Hooke will be entitled to continue to receive his salary and contributions to the group medical, dental, vision, life and disability plans. Upon termination, Mr. Hooke will be entitled to payment of any accrued but unpaid vacation time. During the notice period, Macquarie Holdings (USA) Inc. has the discretion to direct Mr. Hooke not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this notice period, Mr. Hooke will continue to be employed by Macquarie Holdings (USA) Inc. and must not engage or prepare to engage in any business activity that is the same or similar to the business he was undertaking with his employer. Mr. Hooke is also entitled to severance under Macquarie’s severance plan discussed below.

Mr. Hooke’s employment agreement also provides that Mr. Hooke is subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreement also provides that Mr. Hooke is subject to a non-solicitation restrictive covenant of employees and clients during his employment and for a six-month period thereafter. In addition, the employment agreement provides that Mr. Hooke is subject to a non-competition restrictive covenant during his employment and for a three-month period thereafter.

Under the terms of Mr. Weintraub’s employment agreement with Macquarie Holdings (USA) Inc., dated May 26, 2010, Mr. Weintraub will provide Macquarie Holdings (USA) Inc. two weeks’ notice if he voluntarily resigns and Macquarie Holdings (USA) Inc. will provide Mr. Weintraub two weeks’ notice of any termination for any reason other than for “cause,” as defined in the agreement. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Weintraub will be entitled to continue to receive his salary and contributions to the group medical, dental, vision, life and disability plans. Upon termination, Mr. Weintraub will be entitled to payment of any accrued but unpaid vacation time. Macquarie may, in its discretion, alter Mr. Weintraub’s duties or place him on paid leave of absence during the notice period. In addition, Mr. Weintraub may not engage in any other business activity during his employment or the notice period. Mr. Weintraub is also entitled to severance under Macquarie’s severance plan discussed below.

The employment agreement provides that Mr. Weintraub is subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreement also provides that Mr. Weintraub is subject to a non-solicitation restrictive covenant of employees and clients during his employment and for a six-month period thereafter. In addition, the employment agreement provides that Mr. Weintraub is subject to a non-competition restrictive covenant during his employment and for a three-month period thereafter.

Macquarie’s Severance Plan

Under Macquarie’s severance plan applicable to U.S.-based staff including Mr. Hooke and Mr. Weintraub, if Mr. Hooke or Mr. Weintraub is terminated by Macquarie for reasons other than for cause or by voluntary resignation, he would be entitled to severance payments equal to four weeks base salary for the first year of employment plus three weeks base salary for each year thereafter, and pro rata payments for each complete month within any portion of a year.

Profit Share Arrangement

In the case of Mr. Hooke and Mr. Weintraub, unvested retention (pre-2009) may be paid on termination at the discretion of Macquarie where, for example, an employee’s employment ends of the grounds of genuine retirement, redundancy, death disability, illness or in other circumstances where business efficacy justifies exercising the discretion. In all other cases retention is forfeited on leaving Macquarie.

Macquarie Group Employee Retained Equity Plan (“MEREP”)

The MEREP rules give Macquarie the discretion to fully vest the equity award on termination. The BRC or the Executive Committee under delegation from the board may consider exercising this discretion where, for example, a staff member dies, is totally and permanently disabled, gives notice of their intention to enter into genuine retirement or a staff member’s employment ends on the grounds of redundancy, illness or in other limited exceptional circumstances, such as hardship or where business efficacy justifies exercising the discretion. In all other cases these equity awards are forfeited on leaving Macquarie.

Macquarie Group Employee Share Option Plan

Under the terms of the Macquarie Group Employee Share Option Plan, if an individual who has been granted options ceases to be an employee or consultant of Macquarie, their vested options lapse six months after they cease to be an employee or consultant and their unvested options lapse immediately. However, the Macquarie Executive Committee may, in its absolute discretion and on any conditions it thinks fit, determine that the options do not lapse at that time but lapse at the time and subject to the conditions it specifies, which may include that options that have not otherwise reached their vesting date are deemed to have vested, that the lapse date of any of the options is extended beyond six months after the date on which the individual ceased to be an employee or consultant or that any exercise conditions associated with the options are waived.

If Mr. Hooke or Mr. Weintraub dies, the Macquarie Executive Committee may, in its absolute discretion, and subject to any conditions that it specifies in relation to any exercise of its discretion in relation to the individual ceasing to be an employee or consultant, give approval for the relevant options to be transferred to the individual’s legal personal representatives.

If the Macquarie Executive Committee becomes aware of circumstances which, in its reasonable opinion, indicate that an individual has acted fraudulently, dishonestly or in a manner which is in breach of his or her obligations to Macquarie, it may, in its absolute discretion, determine that any or all of the options granted to the individual lapse immediately.

Payments Upon Resignation or Termination

If, as of December 31, 2010, Mr. Hooke or Mr. Weintraub’s employment had been terminated without cause, they would have been entitled to a severance payment of $82,692 and $93,870, respectively, under the Macquarie severance plan described above, in addition to accrued and unpaid vacation time. They may also receive unvested options and retained profit share amounts, subject to the discretions outlined above. Mr. Hooke and Mr. Weintraub would not be entitled to any severance in the event of death or disability. No amounts would have been payable in the event of their resignation or termination for cause, subject to discretions being exercised in relation to their options and retained profit share amounts.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of LLC interests by each person who is known to us to be the beneficial owner of more than five percent of the outstanding LLC interests, each of our directors and executive officers and our directors and executive officers as a group as of April 15, 2011, based on 45,851,527 LLC interests issued and outstanding. All holders of LLC interests are entitled to one vote per LLC interest on all matters submitted to a vote of holders of LLC interests. The voting rights attached to LLC interests held by our directors, executive officers or major shareholders do not differ from those that attach to LLC interests held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes LLC interests for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the LLC interests, whether or not the LLC interests are held for the individual’s benefit.

	Amount and Nature of Beneficial Ownership (Number of LLC Interests)					Percent of LLC Interests Outstanding
Name and Address of Beneficial Owner	LLC Interests Representing Sole Voting or Investment Power	LLC Interests Representing Shared Voting and Investment Power	Right to Acquire LLC Interests Within 60 Days		Total
5% Beneficial Owners
Macquarie Infrastructure Management (USA) Inc.(1)	3,933,636	19,124	—		3,952,760	8.6%
Senator Investment Group LP(2)	3,577,700	—	—		3,577,700	7.8%
MSD Capital, L.P.(3)	3,531,800	—	—		3,531,800	7.7%
Axial Capital Management, LLC(4)	2,772,482	—	—		2,772,482	6.0%
Directors(5)
John Roberts(6)	121,061	3,933,636	—		4,054,697	8.8%
Norman H. Brown, Jr.	45,941	—	10,663	(7)	56,604	*
George W. Carmany, III	51,840	—	10,663	(7)	62,503	*
William H. Webb	68,340	—	10,663	(7)	79,003	*
Martin Stanley	—	—	—		—	*
Named Executive Officers(5)
James Hooke(6)	35,000	3,933,636	—		3,968,636	8.7%
Todd Weintraub	14,832	—	—		14,832	*
All Directors and Executive Officers as a Group	337,014	3,933,636	31,989		4,302,639	9.4%

*	Less than 1%.
(1)	Share amounts reflected in the column entitled “LLC Interests Representing Shared Voting and Investment Power” are LLC interests held by Macquarie Group Limited, through its subsidiary Macquarie Group Services Australia Pty Limited, to hedge potential payments under its DPS Plan and over which Macquarie Group Services Australia Pty Limited has sole voting power and shares dispositive power with Macquarie. The address of our Manager is 125 West 55th Street, New York, NY 10019.
(2)	The address of Senator Investment Group LP, 1330 Avenue of the Americas, New York, New York 10019.
(3)	The address of MSD Capital, L.P., 645 Fifth Avenue, New York, New York 10022.
(4)	The address of Axial Capital Management, LLC, 101 Park Avenue, New York, New York 10178.
(5)	The address of each person is c/o Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.

(6)	Each of the following persons may be deemed to beneficially own, and share voting and investment power in, the LLC interests held by Macquarie Infrastructure Management (USA) Inc., our Manager, shown separately in the table above.
•	Mr. Roberts, as the Executive Chairman of the Macquarie Group’s Macquarie Funds group, of which our Manager constitutes a part.
•	Mr. Hooke, as the president and a director of our Manager.

Each of the foregoing disclaims beneficial ownership and the filing of this proxy statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any of the LLC interests owned by our Manager.

(7)	Consists of LLC interests which the independent directors have a right, as of June 1, 2011, to acquire through the independent directors’ equity plan.

AUDIT COMMITTEE REPORT

Our audit committee is composed of three independent directors, all of whom are financially literate. In addition, the board has determined that each of Mr. Brown, an independent director and the chairman of the audit committee, and Mr. Carmany, an independent director and the chairman of the nominating and corporate governance committee, qualify as audit committee financial experts as defined by the SEC. The audit committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. A copy of the charter is available on the Company’s website at www.macquarie.com/mic under “Investor Center/Governance.”

The audit committee’s primary role is to assist the board in fulfilling its responsibility for oversight of (1) the quality and integrity of the consolidated financial statements and related disclosures, (2) compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance and (4) the performance of our internal audit and control functions.

Management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States, and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The audit committee monitors and oversees these processes.

The audit committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management, the Manager, and the auditor regarding financial reporting), or attestation services. In addition, the audit committee is responsible for pre-approving any non-audit services provided by the Company’s independent auditors. The audit committee’s charter also ensures that the independent auditor discusses with the audit committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The audit committee has reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements as of and for the year ended December 31, 2010. The audit committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditor its written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed its independence from the Company and its management. The audit committee also considered whether the non-audit services provided by KPMG LLP to us during 2010 were compatible with its independence as auditor.

Based on these reviews and discussions, the audit committee has recommended to the board, and the board has approved, the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Members of the Audit Committee Norman H. Brown, Jr., Chairman George W. Carmany, III William H. Webb

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In this section, “we,” “us,” and “our” refer to the Company and its subsidiaries for all periods following the dissolution of the Trust and to the Company, the Trust and the Company’s subsidiaries prior to that time.

Related Party Transactions Policies

Our board recognizes that related party transactions present a heightened risk of conflicts of interest and therefore has adopted internal policies and protocols to be followed in connection with related party transactions.

The Company’s audit committee, all of the members of which are independent directors, is required to approve any related party transactions, including those involving Macquarie Group entities and vehicles managed by the Macquarie Group, regardless of the dollar amount of the transaction. The protocol applies to all transactions involving the Company or any of its subsidiaries in which a Macquarie Group entity may receive a financial benefit.

In approving related persons transactions, the audit committee determines whether each related persons transaction referred to the committee is on arm’s-length terms or better. The audit committee is authorized to request and review any factual information to enable them to determine whether a related person transaction is on arm’s-length terms. This information may take the form of benchmarks comparing the terms of the proposed transaction to similar transactions involving unrelated parties or external fairness opinions.

Under the guidance of the audit committee, the Company’s chief executive officer and chief financial officer are responsible for managing any benchmarking or review process conducted in accordance with the protocol, in consultation with the Company’s general counsel. The Company’s general counsel is responsible for ensuring overall compliance with the protocol, including ensuring that related person transactions covered by the protocol are referred to the audit committee for approval, and for reporting such transactions at regular meetings of the Company’s board of directors. The Company’s risk and compliance manager is responsible for monitoring compliance with the protocol and educating all Company employees, including those seconded by our Manager, about the protocol.

Our board has also adopted a written policy pursuant to which it has pre-approved certain types of transactions with related parties assuming certain conditions are met. The pre-approval policy permits foreign exchange, interest rate hedge and other routine financial transactions (such as the establishment of bank, brokerage and custodial accounts) for which the terms provided by the related party are equal or more favorable to us than those quoted by unaffiliated counterparties. All pre-approved transactions are included as a standing item in reports to the Company’s board at regular meetings of the board.

Our Relationship With the Macquarie Group

Prior to our initial public offering, we were a member of the Macquarie Group of companies. Macquarie Infrastructure Management (USA) Inc., our Manager, is a part of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving the Macquarie Group, including those with Macquarie Group Limited, its affiliates, or vehicles managed by the Macquarie Group. As discussed above, our audit committee, all of the members of which are independent directors, is required to approve of any related person transactions, including those involving the Macquarie Group, except for those pre-approved by our board. Our chairman, alternate chairman and chief executive officer also serve as directors without compensation for affiliates of our Manager within the Macquarie Group.

Contractual Arrangements With Our Manager

Our Manager’s Investment in the Company and Registration Rights

Our Manager acquired 2,000,000 shares of trust stock concurrently with the closing of the initial public offering in December 2004, with an aggregate purchase price of $50.0 million, at a purchase price per share equal to the initial public offering price of $25.00, which were exchanged for LLC interests on June 25, 2007. Pursuant to the terms of the Management Agreement (discussed below), our Manager may sell these LLC interests at any time. Our Manager has also received additional shares of trust stock and LLC interests (the LLC interests replacing the trust stock following the dissolution of the Trust in June 2007) by reinvesting some performance fees and base management fees. At March 31, 2011 and December 31, 2010, our Manager held 3,933,636 LLC interests and 3,797,557 LLC interests, respectively, of the Company.

We entered into a registration rights agreement with our Manager under which we agreed to file a shelf registration statement under the Securities Act relating to the resale of all LLC interests owned by our Manager as soon as reasonably possible following December 21, 2005. In addition, our Manager may also require us to include its LLC interests in future registered offerings that we conduct, subject to cutback at the option of the underwriters of any such offering. On October 16, 2006, we filed a shelf registration statement on Form S-3 with the SEC, subsequently amended on June 25, 2007, which became automatically effective. The shelf registration statement covers resales by our Manager of any LLC interests registrable under the registration rights agreement. Concurrently with an equity offering in July 2007, our Manager sold 599,000 of its LLC interests at a price of $40.99 per LLC interest.

Management Services Agreement

Management and Fees.  At the closing of our initial public offering, we entered into a management services agreement, or Management Agreement, pursuant to which our Manager manages the day-to-day operations and oversees the management teams of our operating businesses. In addition, our Manager has the right to appoint the chairman of our board and an alternate, subject to minimum equity ownership, and to assign, or second, to us, on a permanent and wholly-dedicated basis, employees to assume the role of chief executive officer and chief financial officer and second or make other personnel available as required. Our Manager’s board appointees do not receive any compensation (other than out-of-pocket expenses) and do not have any special voting rights.

In accordance with the Management Agreement, our Manager is entitled to a quarterly base management fee based primarily on our Company’s market capitalization, and a performance fee, based on the performance of our Company’s stock relative to a U.S. utilities index. Base management fee payable to our Manager, and our Manager’s reinvestment of the base management fee in our LLC interests, for the quarter ended March 31, 2011 and year ended December 31, 2010 were as follows ($ in thousands):

	Quarter Ended March 31, 2011(1)	Year Ended December 31, 2010(2)
Base management fee	$3,632	$10,051

(1)	Base management fee for the first quarter of 2011 were $3.6 million. Our Manager has determined that it will reinvest these fees in LLC interests. We will issue these LLC interests in the second quarter of 2011. The unpaid portion of the fees at the end of each reporting period is included in due to manager-related party in the consolidated balance sheets.
(2)	During 2010, our Manager elected to reinvest the base management fee for the first and fourth quarter of 2010 in LLC interests and we issued 155,375 LLC interests and 136,079 LLC interests, respectively, to our Manager during the second quarter of 2010 and the first quarter of 2011, respectively.

For the quarter ended March 31, 2011 and the year ended December 31, 2010, our Manager did not earn a performance fee.

Our Manager is not entitled to any other compensation and all costs incurred by our Manager, including compensation of seconded staff, are paid by our Manager out of its base management fee. However, we are responsible for other direct costs including, but not limited to, expenses incurred in the administration or management of our businesses and investments, income taxes, audit and legal fees, acquisitions and dispositions and its compliance with applicable laws and regulations. During the quarter ended March 31, 2011 and year ended December 31, 2010, our Manager charged us $62,000 and $323,000, respectively, for reimbursement of out-of-pocket expenses. The unpaid portion of the out-of-pocket expenses at the end of the reporting period is included in due to manager-related party in the consolidated balance sheet.

Acquisition Opportunities.  Under the terms of the Management Agreement, our Manager has exclusive responsibility for reviewing and making recommendations to the board with respect to acquisition opportunities and dispositions. In the event that an opportunity is not originated by our Manager, our board must seek a recommendation from our Manager prior to making a decision concerning any acquisition or disposition. Our Manager and its affiliates refer to our board of directors any acquisition opportunities in accordance with the U.S. acquisition priorities below that are made available to the Macquarie Infrastructure and Real Assets division of the Macquarie Group unless our chief executive officer determines that such opportunity does not meet our acquisition criteria adopted by our board of directors.

We have first priority ahead of all current and future entities managed by our Manager or by members of the Macquarie Group within the Macquarie Infrastructure and Real Assets division in each of the following infrastructure acquisition opportunities that are within the United States:

•	airport fixed base operations;
•	airport parking;
•	district energy; and
•	“user pays”, contracted and regulated assets (as defined below) that represent an investment of greater than AUD $40 million ($41.4 million as of March 31, 2011).

“User pays” assets mean businesses that are transportation-related and derive a majority of their revenues from a per use fee or charge.

Contracted assets mean businesses that derive a majority of their revenues from long-term contracts with other businesses or governments.

Regulated assets mean businesses that are the sole or predominant providers of at least one essential service in their service areas and where the level of revenue earned or charges imposed are regulated by government entities.

We have first priority ahead of all current and future entities managed by our Manager or any Manager affiliate in all investment opportunities originated by a party other than our Manager or any Manager affiliate where such party offers the opportunity exclusively to us and not to any other entity managed by our Manager or any Manager affiliate within the Macquarie Infrastructure and Real Assets division.

Preferred Financial Advisor.  Affiliates of the Macquarie Group, including Macquarie Capital (USA) Inc., or MCUSA, have preferred provider status in respect of any financial advisory services to be contracted for by us. We will contract for such services on an arm’s-length basis on market terms upon approval by our audit committee. Any fees payable for such financial advisory services are in addition to fees paid under the Management Agreement.

Advisory and Other Services from the Macquarie Group

The Macquarie Group, and wholly-owned subsidiaries within the Macquarie Group, including Macquarie Bank Limited, or MBL, and Macquarie Capital (USA) Inc., or MCUSA, have provided various advisory and other services and incurred expenses in connection with our equity raising activities, acquisitions and debt structuring for our businesses. Underwriting fees are recorded in members’ equity as a direct cost of equity offerings. Advisory fees and out-of-pocket expenses relating to acquisitions are expensed as incurred. Debt arranging fees are deferred and amortized over the term of the credit facility. Amounts relating to these transactions are comprised of the following ($ in thousands):

Year Ended December 31, 2010
Holding company debt restructuring advice	— advisory services from MCUSA	$500

For the quarter ended March 31, 2011, we did not engage MCUSA for any advisory or other services.

Long-Term Debt

Until March 31, 2010, we had a revolving credit facility provided by various financial institutions, including entities within the Macquarie Group. The facility was repaid in full during 2009 and no amounts were outstanding under the revolving credit facility as of December 31, 2009 or at the facility’s maturity on March 31, 2010. Amounts relating to the Macquarie Group’s portion of this revolving credit facility comprised of the following ($ in thousands):

Year Ended December 31, 2010
Revolving credit facility commitment provided by Macquarie Group during January 1, 2010 through March 30, 2010(1)	$4,444
Revolving credit facility commitment provided by Macquarie Group at March 31, 2010(2)	—
Portion of revolving credit facility commitment from Macquarie Group drawn down, as of March 31, 2010(2)(3)	—
Interest expense on Macquarie Group portion of the drawn down commitment, for the quarter ended March 31, 2010	—
Commitment fees to the Macquarie Group, for quarter ended March 31, 2010	5

(1)	On December 31, 2009, we elected to reduce the available principal on its revolving credit facility from $97.0 million to $20.0 million. This resulted in a decrease in the Macquarie Group’s total commitment under its revolving credit facility from $21.6 million to $4.4 million.
(2)	Our holding company’s revolving credit facility matured on March 31, 2010.
(3)	On December 28, 2009, we repaid the entire outstanding principal balance on our revolving credit facility.

For the quarter ended March 31, 2011, we did not have any debt facility outstanding with entities within Macquarie Group.

Derivative Instruments and Hedging Activities

We have derivative instruments in place to fix the interest rate on certain outstanding variable-rate term loan facilities. MBL has provided interest rate swaps for Atlantic Aviation, which matured in December 2010, and The Gas Company. At March 31, 2011 and December 31, 2010, Atlantic Aviation did not have any of its variable-rate term loans hedged with MBL, but had swaps with an unrelated third party. During the year ended December 31, 2010, Atlantic Aviation made net payments to MBL of $13.0 million in relation to these swaps.

For year ended December 31, 2010, per the revised terms of the term loan agreement at Atlantic Aviation, the business used $60.5 million of its excess cash flow to prepay $55.0 million of the outstanding principal balance of the term loan and $5.5 million in interest rate swap breakage fees, of which $496,000 was paid to MBL.

At March 31, 2011 and December 31, 2010, The Gas Company had $160.0 million of its term loans hedged, of which MBL was providing the interest rate swaps for a notional amount of $48.0 million. The remainder of the swaps are from an unrelated third party. During the quarter ended March 31, 2011 and year ended December 31, 2010, The Gas Company made net payments to MBL of $544,000 and $2.1 million, respectively, in relation to these swaps.

Other Transactions

In September 2010, The Gas Company purchased casualty insurance coverage from insurance underwriters who pay commission to Macquarie Insurance Facility, or MIF, an indirect subsidiary of Macquarie Group Limited. The Gas Company does not make any payments directly to MIF.

In August 2010, Macquarie AirFinance, or MAF, an indirect subsidiary of Macquarie Group Limited, parked an aircraft at one of Atlantic Aviation’s airports. During the year ended December 31, 2010, Atlantic Aviation recorded $11,000 in revenue from MAF’s agent. As of December 31, 2010 and March 31, 2011, there was no receivable balance outstanding from MAF.

During the year ended December 31, 2010, Atlantic Aviation entered into a copiers lease agreement with Macquarie Equipment Finance, or MEF, an indirect subsidiary of Macquarie Group Limited. For the quarter ended March 31, 2011 and year ended December 31, 2010, Atlantic Aviation incurred $6,000 and $31,000, respectively, in lease expense on these copiers. As of March 31, 2011 and December 31, 2010, Atlantic Aviation had prepaid the April 2011 and January 2011 monthly payment, respectively, to MEF for $2,000, which is included in prepaid expenses in the consolidated balance sheet.

On March 30, 2009, The Gas Company entered into licensing agreements with Utility Service Partners, Inc. and America’s Water Heater Rentals, LLC, both indirect subsidiaries of Macquarie Group Limited, to enable these entities to offer products and services to The Gas Company’s customer base. No payments were made under these arrangements during the quarter ended March 31, 2011 and year ended December 31, 2010.

On August 29, 2008, Macquarie Global Opportunities Partners, or MGOP, a private equity fund managed by the Macquarie Group, completed the acquisition of the jet membership, retail charter and fuel management business units previously owned by Sentient Jet Holdings, LLC. The new company is called Sentient Flight Group (referred to hereafter as “Sentient”). Sentient was an existing customer of Atlantic Aviation. For the quarter ended March 31, 2011 and year ended December 31, 2010, Atlantic Aviation recorded $5.0 million and $16.6 million, respectively, in revenue from Sentient. As of March 31, 2011 and December 31, 2010, Atlantic Aviation had $249,000 and $269,000, respectively, in receivables from Sentient, which is included in accounts receivable in the consolidated balance sheets. During the year ended December 31, 2010, Atlantic Aviation paid $15,000 to Sentient for charter services rendered.

In addition, we and various of our subsidiaries have entered into a licensing agreement with the Macquarie Group related to the use of the Macquarie name and trademark. The Macquarie Group does not charge us any fees for this license.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Manager and our directors and officers, and persons who beneficially own more than ten percent of our LLC interests, to file initial reports of ownership and reports of changes in ownership of our LLC interests and our other equity securities with the Securities and Exchange Commission. As a practical matter, we assist our Manager and our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2010, all transactions were timely reported.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our proxy statement for the 2012 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than February 3, 2012 and no earlier than January 4, 2012. In order to be included in Company-sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to shareholders. No other business (other than matters included in our proxy statement in accordance with Rule 14a-8) may be presented for action at the annual meeting unless a shareholder gives timely notice of the proposal in writing to the Secretary. To be timely, a shareholder’s notice is required to be delivered to the Secretary not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Shareholder proposals should be sent to Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, United States of America, Attention: General Counsel and Secretary.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, are available to shareholders free of charge on our website at www.macquarie.com/mic under “Investor Center/Reports and Presentations” or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

OTHER MATTERS

We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

MACQUARIE INFRASTRUCTURE COMPANY LLC
125 WEST 55TH STREET, 15TH FLOOR
NEW YORK, NY 10019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MIC**
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M34044-P05589 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MACQUARIE INFRASTRUCTURE CO. LLC

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:
01) Norman H. Brown, Jr.
02) George W. Carmany, III
03) William H. Webb

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote EVERY YEAR on the following proposal:

	EVERY YR	EVERY 2 YRS	EVERY 3 YRS	Abstain
4. The approval, on an advisory basis, of future advisory votes on executive compensation EVERY YEAR.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR ALL" for item 1, "FOR" for items 2 and 3 and "EVERY YEAR" for item 4.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date